UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a- 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Semtech Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 14, 2007

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California, 93012 on Thursday, June 14, 2007 at 11:00 a.m., Pacific Daylight Savings time, for the following purposes:

1.	To elect nine Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2008.

3.	To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 20, 2007. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

This Proxy Statement, proxy and the Company’s Annual Report to Stockholders are being mailed on or about May 21, 2007.

By Order of the Board of Directors

Suzanna Fabos
Secretary

May 17, 2007

Camarillo, California

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 14, 2007

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company”), 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California, 93012 on Thursday, June 14, 2007 at 11:00 a.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The Company is paying the cost of this solicitation of proxies. The mailing of proxy materials will commence on or about May 21, 2007.

What am I voting on?

(1)	To elect nine directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified. The nominees are:

Mr. Glen M. Antle	Mr. Bruce C. Edwards	Mr. Mohan R. Maheswaran
Mr. W. Dean Baker	Mr. Rockell N. Hankin	Gen. John L. Piotrowski USAF (Ret.)
Mr. James P. Burra	Mr. James T. Lindstrom	Mr. James T. Schraith

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2008.

How has the composition of the Board changed since the last Annual Meeting?

On August 17, 2006, John D. Poe stepped down from his position as Chairman of the Board and took a leave of absence from the Board, pending conclusion of the investigation into our historical equity grant practices by a now-disbanded Special Committee of the Board (“Special Committee”) consisting of independent Directors Lindstrom and Piotrowski. In July 2006, we had concluded that restatement of our historical financial statements to correct past stock option accounting was warranted.

Director Hankin became Chairman of the Board on August 24, 2006.

Upon the request of the Special Committee at the conclusion of its investigation, Mr. Poe was asked in early October 2006 to immediately resign from the Board.

On October 9, 2006, W. Dean Baker was elected to the Board by the other Directors, in accordance with the Company’s Bylaws. Bruce C. Edwards was similarly elected on October 26, 2006.

On October 23, 2006, the Company received a letter from Mr. Poe indicating his intent to resign from the Board effective as of the first date, subsequent to the filing of the Restated Annual Report, on which the Company regains compliance with NASDAQ continued listing standards and the window for trading by officers and directors of the Company is reasonably expected to be open for a period of at least 30 days.

In March 2006, we filed our restated financial statements (the “Form 10-K/A”) and three quarterly reports that had become delinquent during the investigation and restatement process (the “FY2007 Form 10-Qs”). Our Annual Report on Form 10-K for fiscal year 2007 (“FY 2007 Form 10-K”) was filed on April 13, 2007. For additional information on the restatement, its underlying circumstances and related matters, see the Form 10-K/A and other reports we have subsequently filed with the SEC.

Mr. Poe submitted his retirement from the Board effective April 16, 2007. On May 4, 2007, the size of the Board was reduced to nine.

Who is entitled to vote?

Stockholders as of the close of business on April 20, 2007 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes.

How do I vote?

Indicate your voting preferences on the proxy, sign and date it, and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. You must return all proxies to ensure all your shares are voted.

Who will count the vote?

Mellon Investor Services will tabulate the votes and act as inspector of election.

What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 72,600,877 shares of Semtech Corporation common stock were issued and outstanding.

How are the votes counted?

Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and “broker non-votes” are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

How many votes are needed for approval of each item?

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, meaning the nine nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. The selection of our independent registered public accountant will be ratified if a majority of the votes present in person or by proxy are voted in favor of the proposal.

What percentages of stock do the directors and officers own?

Together, they own approximately 6.4% of Semtech common stock as of April 20, 2007. See the section titled “Beneficial Ownership of Securities.”

Who are the largest principal shareholders?

The table in the section titled “Beneficial Ownership of Securities” sets forth each owner of greater than 5% of the Company’s common stock.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of each of the nominated directors; and,

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2008.

General information about us can be found on our website at www.semtech.com. The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report filed with the Securities and Exchange Commission (“SEC”).

We make available free of charge, either by direct access on our website or a link to the SEC website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

Financial statements and the related reports of our independent public accountants, earnings press releases, and similar communications issued prior to July 20, 2006 should no longer be relied upon and have been superseded by the information contained in the Form 10-K/A, the FY2007 Form 10-Qs; and in reports filed with the SEC subsequent to the filing of the Form 10-K/A.

We undertake to provide upon written request and without charge a copy of the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2007, including financial statements and financial statement schedules, to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Written requests should be directed to Suzanna Fabos, Secretary, 200 Flynn Road, Camarillo, California 93012-8790. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Secretary or contact the Secretary’s office at (805) 498-2111.

The information under the captions “Compensation Committee Report on Executive Compensation,” and “Report of the Audit Committee” is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ELECTION OF DIRECTORS

(Proposal Number 1)

Nine directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, other than Directors Baker and Edwards who were elected to the Board by the other Directors in October 2006 in accordance with the Company’s Bylaws. All of the nominees have consented to be named, and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

NOMINEES FOR DIRECTORS

Name, Age as of June 14, 2007, and Positions	Principal Occupation, Business Experience, and Directorships
Rockell N. Hankin Age 60 Chairman of the Board since August 24, 2006 Vice Chairman of the Board 1998-Aug 2006 Director since 1988 Finance Committee Nominating and Governance Committee

Private Investor. Principal, Hankin & Co., a diversified business advisory firm, from June 1986 through December 2005.

Director of Sparta, Inc. and two private companies. Vice Chair of the Kavli Foundation.

Glen M. Antle Age 68 Director since 2002 Compensation Committee Chair Nominating and Governance Committee

Chairman and Acting CEO of Trident Microsystems, Inc., a company that designs, develops, and markets integrated circuits, since November 15, 2006. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of the Board of Directors 1982 to 1988.

Director of Trident Microsystems, Inc since 1992 and Chairman of the Board since November 14, 2006,

W. Dean Baker Age 64 Director since October 2006 Compensation Committee Special Litigation Committee

Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management, and strategic matters since 1999. Served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, from 1983 through 1999. Vice-President and General Manager of the Defensive Systems Division from 1997 to 1999, Vice-President and General Manager of Combat Support Systems during 1996 – 1997, and the Vice-President and TSSAM Program Manager for the Aircraft Division from 1991 – 1996.

Director of Data Display Products, a privately held provider of custom LED lighting products.

James P. Burra Age 64 Director since 1991 Audit Committee Chair

Chief Executive Officer and majority owner of Endural LLC., a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of its predecessor companies since June 1989.

Director of Earl Scheib, Inc., an operator of retail automobile paint and body shops. Former Director of Hoover Group, Inc., former parent of Endural.

Bruce C. Edwards Age 53 Director since October 2006 Audit Committee Finance Committee Special Litigation Committee

Executive Chairman of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, since February 2005. President and Chief Executive Officer of Powerwave 1996 through May 2004 and Chief Executive Officer through February 2005. Previously held executive and financial positions at AST Research, Inc, a personal computer company, AMDAX Corporation, a manufacturer of RF modems, and public accounting firm Arthur Andersen and Co.

Director of Emulex Corporation and Powerwave Technologies, Inc.

James T. Lindstrom Age 61 Director since 2002 Audit Committee Nominating and Governance Committee Chair

Chief Financial Officer of eSilicon Corporation, a company that designs and manufactures custom semiconductor chips, since November 2005. From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. From May 2001 to August 2002, Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, one of the largest suppliers of electronic design technologies methodology services and design services. From October 1999 to May 2001, Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market.

Director of Lexra, Inc. and Mutant Logic, Inc., both private companies.

Mohan R. Maheswaran Age 43 Director since April 2006

President and Chief Executive Officer of the Company since April 3, 2006. Executive Vice President, General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until his resignation in March 2006 to accept employment with the Company. From June 2001 to May 2002, Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Previously employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a Director for so long as he is its Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any applicable listing standard. See “Potential Payments Upon Termination or Change in Control” on page 36.

John L. Piotrowski USAF (Ret.) Age 73 Director since 2002 Compensation Committee

Consultant on National Security Programs to aerospace corporations, Senior Advisor to aerospace corporations, the Air Force Research Lab, Joint National Integration Facility (JNIC), the Ground Based Midcourse Ballistic Missile Defense Program Manager, and Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then consulting employee of SAIC until retirement in February 2004. Previously, a member of the Defense Science Board and consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense (NORAD) Command and CINC U.S. Space Command from 1987 to 1990 and Vice Chief of Staff from 1985 to 1987.

Director of Sparta, Inc. Former Director of the Space Foundation.

James T. Schraith Age 49 Director since 1995 Finance Committee

Private investor and consultant to technology companies since 2002. From 2000 to 2001, Chairman and CEO of Snap Appliances, Inc., a wholly-owned subsidiary of Quantum Corporation. Executive Vice President of Worldwide Sales & Corporate Marketing at Quantum Corporation from 1999 to 2000. President and CEO of ShareWave, Inc., a developer of wireless networking products from 1998 to 1999. Vice President and General Manager of the North America division of Compaq Computer from 1996 to 1998. Employed by AST Research, Inc. from 1987 to 1995, including as President and COO.

Director of, JiWire, Inc., Mutant Logic, Inc., Schilling Robotics., and VisualCalc, Inc., all private companies. Former director of, eCullet, Inc., Sierra Logic, Inc., Scope iT, and several other public and private technology companies.

CORPORATE GOVERNANCE

Independence

The Board is comprised of a majority of independent Directors. The Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”) define an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that all current Directors, other than Director Maheswaran, are independent under NASDAQ rules as well as in the assessment of the Board. The Board has determined that Director Maheswaran does not meet the independence standards due to his employment by the Company. In making these determinations, the Board considered, among other things, the matters described below under “Transactions with Related Parties”.

Code of Conduct

The Board has adopted a written Code of Conduct that applies to the Directors and everyone in the Company, including the Chief Executive Officer and Chief Financial Officer. The Code of Conduct is the Company’s written code of ethics under NASDAQ and SEC rules and is posted on the Company’s website at www.semtech.com.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our Directors, executive officers, 5% shareholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy is not intended to replace or supersede any of our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all Directors and employees are expected to avoid actual or apparent conflicts between personal interests and Company interests.

The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant and consider

•	the size and materiality of the transaction and the amount of consideration payable to the related-person;

•	the nature of the interest of the related-person;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;

•	whether there are business reasons to enter into the transaction; and

•	whether the transaction is fair to the Company.

Both the Code of Conduct and the Related-Person Transaction Policy may be found on our website at www.semtech.com.

On April 12, 2007, the Board approved a payment of $314,400 to Director Hankin, an optionee who was prevented from exercising his expiring options due to the restatement process. The amount of the payment related to his January 2, 1997 options was calculated on the same basis as for other similarly situated optionees and the payment was determined by the Compensation Committee to be compensation, as the underlying expired options were granted to Director Hankin for Board service. This related party transaction was also considered and approved by the Audit Committee and the Nominating and Governance

Committee determined that the transaction did not compromise Director Hankin’s independence. Director Hankin was not present during the deliberations or votes regarding the transaction. The release executed by Director Hankin with respect to this payment is attached as Exhibit 10.36 to our FY2007 Form 10-K.

Time Commitment Guidelines

Directors are expected to devote sufficient time to the Board and its committees to carry out their duties and responsibilities effectively. It is expected that each Director will be available to attend all meetings of the Board and any committees on which the Director serves, as well as the Company’s annual meeting of shareholders.

The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of Directors. However, Directors are encouraged to limit the number of other boards on which they serve, in order to avoid the possibility of time or business conflicts and to maximize their participation and effectiveness on the Board.

Directors are expected to advise the Company in advance of accepting an invitation to serve on the board of another public company or any assignment to the audit committee or compensation committee of the board of any public company.

To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities to the Company, Directors are subject to the following limitations unless the Board determines that simultaneous service on additional boards would not impair the Director’s ability to serve effectively on the Company’s Board:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies

•	All other Directors may serve on the boards of no more than four other public companies

The Nominating and Governance Committee takes into account the nature and time involved in serving on other boards when assessing director candidates.

Meetings

During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and eleven special meetings. During such fiscal year, each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person was a member, with the exception of Mr. Poe who was on leave of absence beginning August 17, 2006. Mr. Poe’s attendance was 61%. The average attendance by the other directors was 96%. During fiscal year 2006, the Board also conducted some business by resolution without a meeting, as provided in the Company’s Bylaws. The Board is scheduled to meet on a regular basis during the ensuing year.

During fiscal year 2007, the independent directors met in executive session without management three times and are scheduled to meet quarterly during the current fiscal year. The executive sessions are followed by a discussion among one or more of the independent directors and the Chief Executive Officer.

Attendance at Annual Meeting

Other than Mr. Antle, all of the nominees for Director at the Annual Meeting of Stockholders held in June 2006 attended the meeting. The following policy has been adopted by the Board: The Company considers attendance at the Annual Meeting of Stockholders to be a fundamental duty of each Board member, as it provides an opportunity for stockholders to communicate directly with the Directors about issues affecting the Company. Therefore, it is the Company’s policy that Board members attend the Annual Meeting of Stockholders unless health, family or other important personal matters prohibit such attendance.

Director Orientation and Continuing Education

The Board has adopted a written policy that states that each Director is expected to take steps reasonably necessary to enable the Director to function effectively on the Board and Committees on which the Director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each Director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance.

In addition to presentations by Company executives regarding their various business units and functional areas, the Company periodically allocates Board meeting time to receive updates on corporate governance issues, including legal and regulatory changes and “best practices.” The Company provides each Director with membership in the National Association of Corporate Directors and each Director is highly encouraged to participate annually, at the Company’s expense, in an accredited director education program. During fiscal year 2007, some of the Directors participated in director roundtables, institutes, and other outside education programs.

The policy also calls for an orientation program to be provided when new Directors join the Board. This program is to provide information to enable the new Directors to gain an understanding of the operations, management, and finances of the Company and is to address Director responsibilities and the Company’s corporate governance procedures and practices.

Indemnification

The Company indemnifies all Directors with respect to their service on the Board so that they will be free to carry out their responsibilities without undue concern about personal liability. Indemnification of Directors is required under the Company’s Bylaws and the Company has signed agreements with each Director contractually obligating it to provide this indemnification. The most recent form of these indemnification agreements is attached as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005. In fiscal year 2007, in conjunction with a review of its historical stock option practices, the Company incurred approximately $189,000 of expense by advancing legal expenses to current and former directors. These expenses are expected to continue for some time until all matters associated with past stock option practices have been resolved.

Committees

The Board has a standing Audit Committee, Compensation Committee, Finance Committee (established during fiscal year 2007), and Nominating and Governance Committee. During fiscal year 2007 the Board also established a Special Committee and a Special Litigation Committee to focus on matters related to the our historical stock option practices. Standing committee assignments and designations of committee chairs are made annually by a vote of the Board at the organizational meeting of Directors held in conjunction with the Annual Meeting of Stockholders.

Special Committee

The Special Committee, comprised of independent Directors Lindstrom and Piotrowski, was established to investigate the Company’s historical stock option practices. Fenwick & West LLP, a law firm not previously used by the Company, assisted in conducting this investigation and Navigant Consulting, Inc. served as the Special Committee’s forensic accounting advisor. See the Form 10-K/A for information on the Special Committee’s investigation and findings. Having completed its work, the Special Committee was dissolved in March 2007.

Special Litigation Committee

The Special Litigation Committee is comprised of Directors Baker and Edwards, independent Directors who joined the Board in October 2006. The Special Litigation Committee was established to evaluate the existence and extent of any potential claims against five individuals to whom the Special Committee attributed some level of inappropriate behavior with respect to past stock option practices and to evaluate whether the Company should pursue any of the claims asserted in derivative lawsuits brought with regard to past stock option practices. The Special Litigation Committee retained the law firm of Morrison & Foerster LLP to assist it. See the Form 10-K/A for information on the derivative litigation, the Special Committee’s findings regarding individual behavior, and the Special Litigation Committee’s determinations with respect to these matters.

Audit Committee

The Audit Committee is comprised of Directors Burra, Edwards, and Lindstrom, with Director Burra serving as chair. Director Edwards joined the committee on October 26, 2006. During fiscal year 2007, Director Hankin served on the Audit Committee from January 30, 2006 through November 21, 2006. The Board has determined that Director Hankin and each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members. The Board has also determined that Directors Hankin, Burra, Edwards, and Lindstrom are financially sophisticated as defined by NASDAQ rules and audit committee financial experts as defined by SEC rules.

The Audit Committee met twelve times during fiscal year 2007, including six special meetings. The Audit Committee’s responsibilities include appointing and overseeing the engagement of the Company’s independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company’s significant accounting policies; reviewing the independent accountant’s assessment of the adequacy of the Company’s internal controls; and reviewing and approving the financial statements to be included in the Company’s Annual Report on Form 10-K. The Audit Committee meets periodically with the Company’s independent accountant without the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys. The current responsibilities of the Audit Committee are more fully described in its written charter. The charter was included as Appendix B to the Company’s Proxy Statement for the Annual Meeting held in 2005 and is posted on the Company’s website at www.semtech.com.

The Audit Committee has also adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accountant, which is described later in this report under the heading “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described under the heading “Contacting the Board of Directors” on page 9.

Finance Committee

The Finance Committee is comprised of Director Edwards, Director Hankin and Director Schraith, with Director Schraith serving as chair. The Finance Committee met four times during fiscal year 2007 The Committee is charged with advising the Board on matters of finance, including assisting the Board in setting policies governing the strategic investment in, or acquisition of, securities or other assets; advising with respect to the capital structure of the Company, including the issuance of both debt and equity securities; and advising with respect to the Company’s dividend policy. The Finance Committee Charter is posted on our website at www.semtech.com.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of Director Antle, Director Hankin and Director Lindstrom, with Director Lindstrom serving as chair. The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

The Nominating and Governance Committee, which met five times during fiscal year 2007, is charged with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and recommending director nominees to the Board for selection. The policy governing the qualification and selection of director nominees is set forth in Appendix B to this Proxy Statement (“Appendix B”) and is posted on the Company’s website at www.semtech.com. Also see Nomination of Candidates for the Board of Directors under “Contacting the Board of Directors” on page 9.

In addition to functions with respect to selection of directors, this committee is also responsible for making recommendations regarding the size of the Board, the Board offices of Chair and Vice Chair, the number and nature of the Board’s committees, member assignments and rotation, and committee chairs; overseeing the evaluation of the Board; and making recommendations regarding corporate governance matters.

The Nominating and Governance Committee’s responsibilities are specified more fully in its charter, which is included as Appendix A to this proxy statement and posted on the our website at www.semtech.com.

Compensation Committee

The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. It establishes the general compensation policies of the Company, reviews and approves compensation of the executive officers of the Company and oversees all of the Company’s employee benefit plans. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than three Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2007, the Compensation Committee consisted of at least three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements.

The Compensation Committee is comprised of Directors Antle, Piotrowski and Baker. Director Schraith served on the Compensation Committee during fiscal year 2007 until Mr. Baker joined the committee on October 26, 2006. Director Antle serves as Chair of the Committee. The Compensation Committee met eight times during fiscal year 2007.

The Compensation Committee Charter is posted on our website at www.semtech.com. It sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	at least annually review and approve goals and objectives for the Chief Executive Officer (“CEO”) and evaluate the CEO’s performance against those goals and objectives;

•	determine (or recommend to the Board for determination) all elements of compensation of the CEO and all other executive officers;

•	produce a report on executive compensation to be included in the proxy statement;

•

from time to time review the Company’s management development programs and succession plans and review and recommend to the Board candidates for election as executive officers of the Company and executive officer responsibility changes;

•	oversee and periodically review the operation of the Company’s incentive programs and benefit plans;

•	have all rights and authority granted to it, and carry out all responsibilities and functions assigned to it, by the documents governing the Company’s incentive programs and benefit plans;

•	have exclusive authority to make and approve equity awards; and

•	from time to time review and make recommendations to the Board with respect to compensation for non-employee directors.

Although the Compensation Committee has primary responsibility for the determination of compensation for our executive officers, certain of our executive officers assist the Compensation Committee in this regard. Our Chief Executive Officer recommends to the Compensation Committee salary, target annual bonus and long-term compensation levels for less senior officers. Our Chief Financial Officer supervises the calculation of the bonus awards payable under the Company’s bonus plans, which awards are presented to the Compensation Committee for approval. The CFO also advises the Compensation Committee regarding the financial aspects of various elements of the compensation package. Our other executive officers, including the other Named Executive Officers (as that term is defined below), do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers or persons reporting to the CEO.

Pursuant to the Charter, the Compensation Committee is authorized to engage any advisor as it deems necessary to carry out is duties.

In fiscal year 2006, the Compensation Committee authorized and directed the Vice President of Human Resources to execute an agreement with Russell Reynolds to assist in the search for a new CEO, which efforts continued into fiscal year 2007 and included advice regarding the broad level and nature of compensation to be offered. When a preferred candidate was selected, Russell Reynolds advised the Compensation Committee to retain an advisor to assist in formulating a specific offer. Pearl Meyer Partners was subsequently retained in fiscal year 2007 to assist with the design of the compensation package for the new CEO.

In fiscal year 2007, the Compensation Committee approved management’s proposed retention of Mercer Consulting as an independent compensation consultant to assist in the design of a long-term incentive program for the Company’s executive team. Upon receipt of Mercer’s initial written and oral report, the Compensation Committee recommended that Mercer and the Vice President of Human Resources proceed with the development of the plan, which has not yet been implemented.

In fiscal year 2007, management retained Radford/AON Consulting as an independent compensation consultant to assist in assessing the Company’s director compensation program and to make recommendations regarding the program to management and the Compensation Committee. Representatives of the consulting firm met with the Compensation Committee to discuss the results of its work and make recommendations. Development of the revised program is still underway, with implementation anticipated mid-fiscal year 2008.

CONTACTING THE BOARD OF DIRECTORS

Nomination of Candidates for the Board of Directors

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions for the 2008 Annual Meeting must be received no later than January 18, 2008; must otherwise be made in accordance with the procedures set forth in Section C of Appendix B; and must include all information specified in that section. The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in Appendix B, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors. See Appendix B for more information on the nominating process.

Shareholder Proposals

The Company must receive stockholder proposals for the 2008 Annual Meeting no later than January 22, 2008 in order to be considered for inclusion in the Company’s proxy materials. Furthermore, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to come properly before the Company’s 2008 Annual Meeting if such proposal is not received by the Company by April 7, 2008. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to the Chief Financial Officer, Chief Executive Officer or the General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directly to the Audit Committee via the confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee c/o the Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Other Business Matters

A process for security holders to send communications to the Board, including procedures for collecting, organizing, and otherwise handling such communications, has been adopted by a majority of the independent members of the Board. Security holders may communicate with the Board, or any Committee or Director, about Company business by writing to such party in care of the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790. Security holders are encouraged to include evidence of their holdings with their communications.

DIRECTOR COMPENSATION

In continuation of a policy established in 1998, the compensation program for Non-Employee Directors is equity based. Accordingly, compensation for Non-Employee Directors during fiscal 2007 consisted primarily of stock option awards.

The following table presents information regarding the compensation of members of our Board of Directors during fiscal 2007 who were not employees of the Company during fiscal 2007 (“Non-Employee Directors”), including former Director Poe who served as Acting Chief Executive Officer of the Company on an interim basis for a portion of fiscal year 2007. CEO Mohan Maheswaran is currently the only employee on the Board and is not paid fees or additional compensation for attending Board or committee meetings. His compensation is presented below in the “Summary Compensation Table—Fiscal 2007” and the related explanatory tables.

	NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($) (2) (3) (10) (11)	Option Awards ($) (3) (4) (5) (6) (7) (8) (10)	All Other Compensation ($) (9)	Total ($)
(a)	(b)	(c)	(d)	(e)
Chairman Hankin (1) (10)	$—	$185,602	$—	$185,602
Director Antle	—	167,299	—	167,299
Director Baker (2) (3)	6,137	581	—	6,718
Director Burra	—	157,934	—	157,934
Director Edwards (2) (3)	5,205	581	—	5,786
Director Lindstrom (11)	50,000	167,299	—	217,299
Director Piotrowski (11)	50,000	167,299	—	217,299
Director Schraith	—	157,934	—	157,934
Former Director Poe (6) (9)	—	73,312	9,156	82,468

(1)	Vice Chairman Hankin became Chairman of the Board on August 24, 2006 without any change to his compensation arrangements.

(2)	Director Baker and Director Edwards were elected to the Board of Directors on October 9, 2006 and October 26, 2006, respectively. Each of these new directors received a cash retainer for services from the date of election to the Board through the end of fiscal year 2007 equal to $20,000 per year pro-rated for the number of days from election to the end of the fiscal year on January 28, 2007. This cash compensation for services in fiscal year 2007 was paid in fiscal year 2008.

New Director Stock Option Awards.

The compensation program in effect for fiscal year 2007 calls for an initial stock option to purchase 10,000 shares of the Company’s common stock to be awarded to each new director. Due to the restatement of financial statements pending at the time Directors Baker and Edwards joined the Board, the Compensation Committee determined that their initial stock option awards will be made on the first date following their appointment to the Board that options are granted to any of the Company’s employees. As of the date of this proxy, these initial awards have not yet been made, but it is anticipated that the awards will be made in June 2007. See the discussion under “Historical Equity Grant Practices and Revised Grant Policy” in the Compensation and Analysis (“CD&A”). The initial awards will be made under the Plan described in Note (7) below and will be subject to substantially the same terms as the semi-annual stock option awards described in (5) below.

(3)	Stock Options in Lieu of Cash Retainer and Meeting Fees

On December 5, 2002, each then-serving Non-Employee Director (Directors Antle, Burra, Hankin, Lindstrom, Piotrowski, and Schraith) received a stock option grant in lieu of a cash retainer and meeting fees for the period between July 15, 2003 through July 15, 2008. The number of options was computed by multiplying the foregone cash retainer and meeting fees over the five-year service period by four, and then dividing that amount by the Company’s closing stock price on the date prior to the grant (which was the Company’s pricing convention at the time). The annual cash compensation foregone was set at $30,000 for Director Hankin, who was then serving as Vice Chairman, and at $20,000 for each other then-serving Non-Employee Director. Using this formula, Director Hankin was granted 46,047 stock options, and Directors Antle, Burra, Lindstrom, Piotrowski, and Schraith were each granted 30,698 stock options.

These options are governed by the terms of the Plan described in Note (7) below and the terms of the award agreement, the form of which is attached as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2002. The vesting period for these options began on July 15, 2003. Twenty percent of the options vest each year, but the annual vesting will not occur, and that portion of the award will be forfeited, if a Director does not attended three of the four most recent regularly scheduled meetings for that year, with certain exceptions.

Upon death, disability or board retirement (termination of Board service after ten years of service as a Director or after five years Board service if the Director is then age 65) the portion of the option scheduled to vest in the next twelve months vests immediately and the exercise period is generally extended to three years. Further, if the optionee dies or suffers a disability within the three years following board retirement, the vested portion of the option generally remains exercisable for three years after the death or disability. Directors Burra,

Hankin, and Schraith currently meet the eligibility requirements for board retirement and Directors Antle and Piotrowski will meet the eligibility requirements in December 2007.

Upon a change in control, as defined in the Plan, these options become fully vested and the Directors will have the right to exercise them immediately.

Former Director Poe was employed by the Company from 1985 until October 2003 when his status changed to that of a Non-Employee Director. In lieu of cash retainers and meeting fees for the period from October 6, 2003 through July 15, 2008, Mr. Poe was granted an option for 45,960 shares of the Company’s stock, based on the same formula used for the December 2002 grants to other Non-Employee Directors, taking into account the period of service was to be less than five years. Taking into consideration the leadership role of the Chairman, the annual cash compensation foregone was set at $50,000. These options were subject to the same 20% vesting schedule and other terms and conditions as the options granted to the other Non-Employee Directors for service through July 15, 2008. The form of award agreement applicable to these options is attached as Exhibit 10.9 to our Annual Report on Form 10-K for the fiscal year ended January 25, 2004. As noted in (6) below, all of Mr. Poe’s outstanding options were rescinded and cancelled in March 2007.

Directors Baker and Edwards have not been granted stock options in lieu of directors’ fees.

(4)	The amounts reported in Column (c) are the aggregate dollar amounts recognized for financial statement reporting purposes in fiscal year 2007 for options awarded to the director in fiscal year 2007 and in prior years (disregarding any estimate of forfeitures related to service-based vesting conditions). The assumptions and methodologies used to calculate the amounts reported in Column (c) are discussed below.

	Expense in $ by Fiscal Year of Option Award
	Fiscal Year of Option Award
Name	2003	2004	2005	2006	2007	Total
Chairman Hankin	$101,664	$27,832	$31,873	$18,363	$5,870	$185,602
Director Antle	83,361	27,832	31,873	18,363	5,870	167,299
Director Baker	—	—	—	—	581	581
Director Burra	73,996	27,832	31,873	18,363	5,870	157,934
Director Edwards	—	—	—	—	581	581
Director Lindstrom	83,361	27,832	31,873	18,363	5,870	167,299
Director Piotrowski	83,361	27,832	31,873	18,363	5,870	167,299
Director Schraith	73,996	27,832	31,873	18,363	5,870	157,934
Former Director Poe (i)	—	17,206	31,873	18,363	5,870	73,312

(i)     The expense shown for Mr. Poe is related to options awarded to him in his capacity as a Non-Employee Director. Options awarded to him in his former capacity as Chief Executive Officer are reported below under the heading “Executive Compensation.”

The Company determines the fair value of each option award on the date of grant using the Black-Scholes valuation model that uses the assumptions in the following table. Expected volatilities are based on historical volatility using daily and monthly stock price observations. For option grants made after January 30, 2006, the Company uses an expected life equal to the midpoint between the vesting date and the date of contractual expiration of the options, as permitted by the SEC’s Staff Accounting Bulletin 107. For option grants issued before January 30, 2006, the Company had used a consistent 5-year expected life assumption. The Company has not historically paid a cash dividend and the Board of Directors has not indicated an intent to declare a cash dividend in the foreseeable future. Accordingly, a dividend yield of zero has been assumed for purposes of estimating the fair value of employee stock options. The risk-free interest rate is based on the U.S. Treasury yield curve at the time of grant. The estimated fair value of the employee stock options is amortized to expense using the straight-line method over the vesting period.

	Assumptions in Determining Fair Value of Options
	Fiscal Year
Assumption	2003	2004	2005	2006	2007
Expected lives, in years	4.0 - 6.0	4.0 - 6.0	4.0 - 6.0	4.0 - 6.0	4.36 - 4.85
Estimated volatility	88%	71%	64%	43%	53% - 59%
Dividend yield	0%	0%	0%	0%	0%
Risk-free interest rate	2.68% -7.01%	2.14% - 7.01%	2.14% - 7.01%	2.14% - 7.01%	4.6% - 4.9%

(5)	Semi-Annual Stock Option Awards.

Under our Non-Employee Director compensation policy as currently in effect, on January 1 and July 1 of each year, each Non-Employee Director receives a stock option to purchase 5,000 shares of the Company’s common stock at the fair market value on the date of the grant In accordance with the Company’s current equity award grant practices, the fair market value is equal to the closing price of a share of the Company’s common stock on the NASDAQ stock market on the grant date (or the first trading day immediately following the grant date if the grant date is not a trading day). Prior to October 26, 2006, the Company’s pricing convention was to use the closing price on the date prior to the grant date.

These options are governed by the terms of the Plan described in Note (7) below and vest in four equal annual installments beginning on the first anniversary of the grant date. Upon a change in control, as defined in the Plan, these options become fully vested and the Directors will have the right to exercise them immediately. Once vested, stock options will generally remain exercisable until their normal expiration date. However, vested stock options may terminate earlier in connection with a change in control transaction. The Non-Employee Director will generally have 90 days to exercise vested stock options following his departure from the Board. Unvested options will terminate immediately when the director leaves the Board for any reason other than death, disability, or board retirement (termination of Board service after ten years of service as a director or after five years Board service if the director is then age 65), in which cases the options fully vest immediately and the exercise period is generally extended to three years. Further, if the optionee dies or suffers a disability within the three years following board retirement, the option generally remains exercisable for three years after the death or disability. Directors Burra, Hankin, and Schraith currently meet the eligibility requirements for board retirement and Directors Antle and Piotrowski will meet the eligibility requirements in December 2007. The current form of award agreement applicable to the semi-annual grants is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 7, 2006.

During fiscal year 2007, each Non-Employee Director then in office was awarded 5,000 stock options on July 1, 2006 and on January 1, 2007 in accordance with the policy described above. Each of the stock option awards granted on July 1, 2006 had a value (for financial statement reporting purposes) equal to $39,423 on the grant date, and each of the stock option awards granted on January 1, 2007 had a value (for financial statement reporting purposes) equal to $35,225 on the grant date. See footnote (4) above regarding the assumptions used to value these awards.

(6)	Mr. Poe served as Acting Chief Executive Officer on an interim basis from September 27, 2005 until April 3, 2006 when Mr. Maheswaran assumed the role. To assist with the transition, Mr. Poe remained in a paid advisory capacity until April 28, 2006. Mr.

Poe’s compensation for these services is presented in this Proxy Statement under the heading “Executive Compensation”. As indicated above under “How has the composition of the Board changed since the last Annual Meeting?”, Mr. Poe submitted his retirement from the Board effective April 16, 2007 after a leave of absence.

The expense in column (c) is related to stock option awards granted to Mr. Poe during his tenure as a Non-Employee Director. Options awarded to him in his former capacity as Chief Executive Officer are reported below under the heading “Executive Compensation.”

On March 27, 2007, the Company received a letter from Mr. Poe indicating that, consistent with his having taken a leave of absence from the Board, it would not be appropriate for him to accept the semi-annual grant of options made on January 1, 2007 and described in Note (5) above. The January 1, 2007 options, along with all of Mr. Poe’s other outstanding equity awards, were rescinded and cancelled by the Company on March 28, 2007 at the direction of the Special Litigation Committee.

(7)	The stock options described in Notes (2), (3) and (5) above are subject to the terms of our Long-Term Incentive Stock Plan (“Plan”) and the applicable award agreement. The Plan, which was approved by the stockholders in June 1998, is attached as Exhibit 10.3 to our Quarterly Report on Form 10-Q/A filed on March 30, 2007. The Compensation Committee, comprised of independent Directors, administers the Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

(8)	The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of January 28, 2007. No Non-Employee Director held any outstanding stock awards as of January 28, 2007.

	Outstanding Options at End of Fiscal Year 2007
	Director Since	Number of Shares Subject to Outstanding Option Awards as of January 28, 2007 (i)
Name		Vested		Unvested		Total
Chairman Hankin (ii)	1988	453,568		43,419		496,987
Director Antle	2002	48,418		37,280		85,698
Director Baker	2006	—		5,000		5,000
Director Burra	1991	290,378		37,280		327,658
Director Edwards	2006	—		5,000		5,000
Director Lindstrom	2002	48,418		37,280		85,698
Director Piotrowski	2002	42,668		37,280		79,948
Director Schraith	1995	348,378		37,280		385,658
Former Director Poe	1985	(iii	)	(iii	)	(iii	)

(i) All share amounts are split-adjusted.
(ii) See note (10) below regarding options that expired on January 2, 2007.

(iii)  Mr. Poe’s outstanding options as of January 28, 2007 are reported below in the Outstanding Equity Awards at Fiscal-Year End table under the heading “Executive Compensation.” See note (6) above regarding cancelled and rescinded options

(9)	In addition to the compensation provided to Outside Directors generally, the following arrangements were made with Mr. Poe upon his termination of employment and change to Outside Director status in October 2003:

The Company agreed to his continued participation in Company-sponsored medical and dental plans on an individual or family basis, as he elects, until he reaches the age of sixty-five. The Company is not obligated to provide any insurance not available to Company employees generally and the allocation of premiums between the Company and Mr. Poe is calculated in the same manner as for Company employees generally. Mr. Poe pays his allocated portion of the premiums on an annual basis. The Company’s share of the cost to maintain this insurance coverage for Mr. Poe during fiscal year 2007 was $8,469 and is included in column (d).

The Company agreed that should Mr. Poe leave the Board in good standing prior to the final vesting date for employee stock options awarded him prior to October 6, 2003, and if he so requests, the Company will employ him on a part time basis from the date he ceases to be a Director until September 21, 2007 on such terms and conditions as the Compensation Committee may then establish. This provision is moot, as all of Mr. Poe’s outstanding options were cancelled and rescinded on March 28, 2007 at the direction of the Special Litigation Committee.

The Company agreed to continue to provide to Mr. Poe, without charge, a computer, cell phone and similar items for use on Company business. As with cell phones provided to employees, the Company permitted personal use of the phone without reimbursement. The cost to the Company for such personal cell phone usage in fiscal year 2007, if any, was negligible.

During fiscal year 2007, the Company paid premiums of $687 for supplemental life insurance coverage for Mr. Poe through March 2007, after which time payment of the premiums became his responsibility. This amount is included in column (d).

Mr. Poe served as Acting Chief Executive Officer on an interim basis from September 27, 2005 until April 3, 2006 when Mr. Maheswaran assumed the role. To assist with the transition, Mr. Poe remained in a paid advisory capacity until April 28, 2006. Mr. Poe’s compensation for these services is presented in this Proxy Statement under the heading “Executive Compensation”.

(10)	On April 12, 2007 the Board approved a payment of $314,400 to Director Hankin, an optionee who was prevented from exercising his expiring options due to the restatement process. The amount of the payment related to his January 2, 1997 options was calculated on the same basis as for other similarly situated optionees and the payment was determined by the Compensation Committee to be compensation, as the underlying expired options were granted to Director Hankin for Board service. This related party transaction was also considered and approved by the Audit Committee and the Nominating and Governance Committee determined that the transaction did not compromise Director Hankin’s independence. Director Hankin was not present during the deliberations or votes on this matter. The release executed by Director Hankin with respect to this payment is attached as Exhibit 10.36 to our FY2007 Form 10-K. This amount is not included in the table above, as it was not paid in fiscal year 2007 and the payment relates back to stock options awarded for service in a prior year.

(11)	On April 12, 2007, on the recommendation of the Compensation Committee, the Board authorized a cash payment of $50,000 to each of Directors Lindstrom and Piotrowski in recognition of their service on the Special Committee that investigated the Company’s historical stock option practices. Directors Lindstrom and Piotrowski abstained from voting on this matter. This fiscal year 2007 payment is reflected in column (b) for fiscal year 2007 because the Special Committee’s work was primarily conducted in fiscal year 2007.

Non-Employee Directors are reimbursed for out-of-pocket expenses they incur serving as directors and are eligible to participate in director education programs at the Company’s expense, as explained above under “Director Orientation and Continuing Education”. Also see the discussion above under “Indemnification” regarding amounts advanced to Non-Employee Directors in fiscal year 2007 with respect to legal fees and expenses related to the stock option investigation and related matters. These advances and reimbursed expenses related to the Company’s business are not included in the table above. Similarly, the cost of a notebook computer provided to Chairman Hankin for use on Company’s business is not included in the table above.

The Compensation Committee is conducting a comprehensive review of the Director compensation program and intends to present revisions to the current program to the Board for approval and implementation during the current fiscal year (fiscal year 2008). It is anticipated that the revised program will include both cash and equity elements.

As indicated in Note (2) above, Directors Baker and Edwards each received a cash retainer for Board service through the end of fiscal year 2007. On the recommendation of the Compensation Committee, the Board determined on April 12, 2007 that a cash retainer at the existing rate should remain in place for these Directors from the beginning of fiscal year 2008 through the effective date of the new compensation plan for Directors. The remainder of their compensation package remains unchanged. Directors Baker and Edwards abstained from voting on this matter.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares. All information regarding shareholders who are not directors or officers is based on the Company’s review of information filed with the SEC on Schedule 13G. The information provided to the SEC is as of December 31, 2006.

Except as otherwise noted below with respect to Named Executive Officers (as described later in this proxy) who are no longer with the Company, this table shows the number of shares held as of April 20, 2007, and stock options exercisable within 60 days of such date, by each individual who served as the Company’s Chief Executive Officer during fiscal year 2007 and each of our Named Executive Officers; each Director; and by all Directors, Named Executive Officers and other executive officers as a group.

	Beneficial Ownership of Common Stock (1)
	Number of Shares	%
Capital Research and Management Company and SMALLCAP World Fund, Inc. (2) 333 South Hope Street, Los Angeles, CA 90071	5,800,000	8.0

T. Rowe Price Associates, Inc. (3)	4,888,000	6.7
100 E. Pratt Street, Baltimore, MD 21202

Wellington Management Company, LLP	4,129,200	5.7
76 State Street, Boston, MA 02109 (4)

TimesSquare Capital Management, LLC. (5)	3,360,807	5.0
1177 Avenue of the Americas – 39th Floor, New York, NY 10036

Rockell N. Hankin, Chairman of the Board (7)	458,568	*

Glen M. Antle, Director (7)	48,418	*

W. Dean Baker, Director (7)	—	*

James P. Burra, Director (6) (7)	325,378	*

Bruce C. Edwards, Director (7)	—	*

James T. Lindstrom, Director (7)	68,418	*

John L. Piotrowski, Director (7)	42,868	*

James T. Schraith, Director (7)	388,378	*

Mohan R. Maheswaran, Director and Chief Executive Officer (7) (8)	153,567	*

John D. Poe (6) (7) (9)	1,527,802	2.1
Former Acting Chief Executive Officer

Emeka Chukwu, Vice President and Chief Financial Officer	—	*

Alan Bennett, Vice President, Former Interim CFO (7)	28,935

David G. Franz, Jr. (7) (9)	231,340	*
Former Vice President and Chief Financial Officer

Lawrence A. King, Vice President (7)	262,351	*

Jeffrey T. Pohlman, Vice President (7)	423,400	*

J. Michael Wilson, Vice President (7)	265,500	*

Paul D. Peterson, Former Vice President (7) (9)	—	*

All Directors and Executive Officers as a group	4,853,266	6.4
(24 persons including those named above) (7)

*	Less than 1%

(1)	Unless otherwise indicated below and subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed. With the exception of Mr. Peterson, for whom the Company has no information and who owned no shares on his termination date, and based on information provided by the remaining Directors, Named Executive Officers, and other executive officers, none of the shares they own is pledged.
(2)	As reported in a joint Schedule 13G/A filed on February 12, 2007 by Capital Research & Management Company (“Capital”) and SMALLCAP World Fund, Inc. (“SMALLCAP”). Capital reported that it is an investment adviser to various investment companies, including SMALLCAP, and is deemed to be the beneficial owner of the reported shares, with sole voting and dispositive power as to all of the shares. SMALLCAP reported it is the beneficial owner of all of the reported shares, with no voting or dispositive power as to any of the shares.
(3)	As reported in Schedule 13G/A filed on February 14, 2007 by T. Rowe Price Associates (“Price Associates”). Price Associates reported that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates reported sole dispositive power for all 4,888,000 shares, sole voting power for 1,354,100 of the shares, and no shared voting power.
(4)	As reported in Schedule 13G filed February 14, 2007 by Wellington Management Company, LLP (“Wellington”). Wellington reported that in its capacity as an investment advisor it may be deemed to own all the reported shares, has sole voting power as to none of the shares, shared voting power with respect to 3,168,300 of the shares, sole dispositive power with respect to none of the shares, and shared dispositive power as to 4,046,100 of the shares.
(5)	As reported in Schedule 13G filed February 9, 2007 by TimesSquare Capital Management, LLC (“TimesSquare”). TimesSquare reports that all the reported shares are owned by its investment advisory clients. TimesSquare further reports that it has sole voting power as to 3,260,507 of the shares, shared voting power with respect to none of the shares, and sole dispositive power with respect to all of the shares.
(6)	Mr. Poe disclaims beneficial ownership of 187,512 of the reported shares, as they are owned by his adult children. Mr. Burra and his spouse share voting and dispositive power with respect to 35,000 of the reported shares that are held in a revocable family trust. Other shares reported under “All Executive Officers and Directors as a group” may be held jointly by Executive Officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.
(7)	The number of shares shown in the table includes shares that could be acquired within 60 days of April 20, 2007 by the exercise of stock options:

Mr. Hankin	453,568	Mr. Poe	—
Mr. Antle	48,418	Mr. Chukwu	—
Mr. Baker	—	Mr. Bennett	28,875
Mr. Burra	290,378	Mr. Franz	—
Mr. Edwards	—	Mr. King	262,351
Mr. Lindstrom	48,418	Mr. Pohlman	273,268
Mr. Piotrowski	42,668	Mr. Wilson	265,500
Mr. Schraith	348,378	Mr. Peterson	—
Mr. Maheswaran	62,500	All Directors and Executive Officers as a group	2,742,365

The ownership percentage is based on 72,600,877 shares outstanding as of April 20, 2007 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

(8)	Mr. Maheswaran was awarded a time-vesting restricted stock award of 100,000 shares as an inducement to join the Company. This restricted stock is not completely vested. On April 3, 2007, the first vesting date, 8,933 of the vested shares were withheld to pay the tax liability arising upon vesting. See “Description of Plan-Based Awards” below.
(9)	The number of shares owned by Mr. Franz and Mr. Peterson are reported as of January 22, 2007 and February 9, 2007, respectively, the date employment with the Company terminated and the last day for which the Company has verifiable information. The number of shares owned by Mr. Poe is as of an unspecified date based on information submitted in May 2007.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of June 14, 2007	Position
Mohan R. Maheswaran	43	President and Chief Executive Officer

Emeka Chukwu	44	Vice President, Finance and Chief Financial Officer

Alan Bennett	41	Vice President, Tax and Accounting

Kevin P. Caffey	48	Vice President, Manufacturing and Quality

Alain Dantec	57	Vice President, Wireless and Sensing Products

Mark R. Drucker	43	Vice President, Test and Measurement Products

Suzanna Fabos	51	Corporate Counsel and Secretary

James J. Kim	50	Vice President, Worldwide Sales and Marketing

Lawrence A. King	48	Vice President of Engineering, Power Management Products

R. Nejo Necar	64	Vice President, Business Development

Jeffrey T. Pohlman	57	Vice President, Protection Products

J. Michael Wilson	51	Vice President, Power Management Products

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President, General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Chukwu joined the Company in November 2006 as Chief Financial Officer. He previously had been employed in various financial positions at Intersil., Inc, a manufacturer of analog semiconductors, since 2002. His most recent position was Vice President, Finance, in which capacity he served since February 2006. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006. From July 1999 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Bennett joined the Company as Tax Manager in September 2000, in which position he served until April 2003 when he was promoted to Tax Director. He served as the Company’s Controller from January 2006 through November 2006 and served as Interim Chief Financial Officer from November 7, 2006 to November 20, 2006. He was appointed Vice President of Tax and Accounting in November 2006 and now serves as Vice President of Tax & External Reporting.

Mr. Caffey joined the Company in June 2004 as Vice President of Quality and Reliability. He was employed by LSI Logic Corporation from 1998 to 2004, last serving as Director of Worldwide Reliability. Mr. Caffey has also been employed by Symbios Logic, Hyundai Electronics America, AT&T and NCR Corporation.

Mr. Dantec joined us as result of the June 2005 acquisition of XEMICS S.A., where he was Chief Executive Officer from September 2001 to June 2005. Following the acquisition, he became Vice President of Wireless and Sensing Products. Prior to joining XEMICS, he was the President and CEO of MHS SA in Nantes, France, a semiconductor company acquired by Atmel Corporation in 1998 and now known as ATMEL Nantes S.A, where he had been employed since 1979. Mr. Dantec also serves as a Managing Director of Semtech Neuchatel, our wholly-owned Swiss subsidiary that encompasses the Wireless and Sensing product line.

Mr. Drucker joined us as a result of the 1997 acquisition of Edge Semiconductor, where he was Director of Operations. He continued in that role until he was appointed Vice President, Test and Measurement Products in January 2002. He was previously employed by Brooktree, Analog Devices and Westinghouse Electric. He also serves as President of Semtech San Diego Corporation, our wholly-owned subsidiary that encompasses the Test and Measurement Product line.

Ms. Fabos joined us as Corporate Counsel in April 2000 and was elected Assistant Secretary in June 2000 and Secretary in November 2003. She was promoted to General Counsel in November 2007. She had been employed in the legal department of

Lockheed Martin Corporation for twelve years, where her last post was as Assistant General Counsel – Finance. She has also been employed by Owens-Illinois, Inc. and Coopers & Lybrand. She also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. King was appointed Vice President of Engineering for Power Management Products in October 2005, after serving as Vice President of Engineering for Portable Products since February 2004. He joined the Company as the North Carolina Design Center Manager in 1998 and was named Vice President of Portable Products in April 2001. He was employed by Harris Semiconductor for 10 years, most recently as an Engineering Manager. He has also been employed by Texas Instruments.

Mr. Necar was appointed Vice President of Business Development in November 1999. He joined us in 1997 as Director of Business Development. Mr. Necar previously held engineering and marketing management positions with Exar and Interdesign.

Mr. Pohlman was named Vice President of Protection Products in 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Wilson has headed our operations in Santa Clara, California since 1995 and was appointed Vice President of Computing and Industrial Power Products in May 2001. Mr. Wilson joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

All personnel listed above are employed on at-will basis. The Board elects officers annually and those elected serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 28, 2007, its officers and directors complied with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive and principal financial officers during fiscal 2007, our three other most highly compensated individuals who were serving as executive officers at the end of fiscal year 2007, and Paul D. Peterson, who would have been among our three other most highly compensated individuals but for the fact that he was not serving as an executive officer as of fiscal 2007 year-end. These individuals are referred to as the “Named Executive Officers” or “NEOs”.

Role of Executive Officers in Determining Compensation

The Company’s current executive compensation programs are determined and approved by the Compensation Committee. None of the NEOs is a member of the Compensation Committee. However, certain of our NEOs support and assist the Compensation Committee in performing its duties. The CEO and the Vice President of Human Resources (“VP HR”), who is not an NEO, are involved with setting the agenda for Compensation Committee meetings, which is partially driven by a calendar adopted by the Compensation Committee meant to insure all duties set forth in the committee’s charter are addressed at the appropriate time. The CEO and/or the VP HR call Compensation Committee meetings from time to time if a matter requiring committee attention arises between regularly scheduled meetings. Both the CEO and VP HR normally attend the meetings, although they are not present when their own compensation is being discussed. The CEO and VP HR make recommendations to the Committee regarding the design of the compensation programs, sometimes working with compensation consultants in this regard, and report to the committee on the operation and effectiveness of the Company’s programs. The CEO recommends to the Compensation

Committee the base salary, target annual bonus and long-term compensation levels for other NEOs. Before making such recommendations, the CEO typically consults with the VP HR.

As explained in more detail below, our Chief Financial Officer (“CFO”) supervises the calculation of the bonus awards payable under the Company’s bonus plans, which calculated awards are presented to the Compensation Committee for approval. The CFO also advises the Compensation Committee regarding the financial aspects of various elements of the compensation package. Other than the CEO, none of the other Named Executive Officers currently has any role in determining or recommending the form or amount of compensation paid to the other Named Executive Officers or persons reporting to the CEO.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. The programs seek to ensure that high levels of individual performance are recognized and rewarded and that the compensation of Named Executive Officers is consistent with the levels of compensation of comparable companies, general economic conditions and the Company’s performance.

The Compensation Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company and, to that end, it reviews the program on an ongoing basis to evaluate its continued effectiveness. The Company’s overall financial performance is a significant consideration in establishing total compensation for Named Executive Officers. The Compensation Committee believes that at the executive officer level, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. Incentive compensation programs are intended to reinforce management’s commitment to enhancing profitability and stockholder value.

As described in more detail below, the material elements of our current executive compensation program for NEOs include a base salary, an annual cash incentive opportunity, long-term equity incentives, retirement benefits, the ability to receive compensation on a deferred basis (with matching contributions and earnings mirroring selected investments), perquisites and other personal benefits and, in some cases, severance protection for certain actual or constructive terminations of employment.

Each element of the executive compensation program is designed to aid in achievement of one or more compensation objectives. The table below lists each material element of the executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives

Annual Cash Incentive Opportunity	• Hold executives accountable for performance • Align executives’ interests with those of stockholders • Attract, retain and motivate qualified executives

Long-Term Equity Incentives	• Align executives’ interests with those of stockholders • Hold executives accountable for performance • Attract, retain and motivate qualified executives

Retirement Benefits	• Attract, retain and motivate qualified executives

Non-Qualified Deferred Compensation Opportunities	• Attract, retain and motivate qualified executives

Perquisites and Other Personal Benefits	• Attract, retain and motivate qualified executives

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, retirement benefits, perquisites and other personal benefits, non-qualified deferred compensation opportunities and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the component in any given year is generally not variable, although certain elections made by executives impact the Company’s expense. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with some predictable level of remuneration that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance, although we also believe it aligns Named Executive Officers’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance for the just completed fiscal year. Long-term equity incentives are generally earned (vested) on a longer-term basis and are designed to reward performance over one or more years.

Benchmarking and Compensation Consultants

The individual elements of the compensation program are selected to create a total compensation package for each Named Executive Officer that is intended to achieve our compensation objectives and provide competitive compensation opportunities. The Compensation Committee evaluates the Company’s total compensation package in light of compensation data from the competitive marketplace in general, and our industry in particular, to ensure that the Company’s executive compensation program as a whole is within the broad middle range of comparative pay for similar positions in the industry and similar sized companies. The Compensation Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. Individual compensation for each Named Executive Officer is established by considering the comparative data and other relevant factors such as level of responsibility, prior experience and the Compensation Committee’s subjective judgment as to the individual’s contribution and potential.

With respect to our industry, we consider the available pay program information of other analog and mixed-signal semiconductor companies such as Intersil Corporation; Linear Technology Corporation; Microsemi Corporation; Maxim Integrated Products; Micrel, Inc. and Analog Devices, Inc. These peer group companies, albeit most larger in size, compete with the Company for executive talent knowledgeable in our industry and core business and provide relevant comparative compensation data for the Company.

When deemed appropriate by management or the Compensation Committee, independent compensation and benefits consultants are retained to assist in evaluating the Company’s executive compensation programs. The use of compensation consultants also provides additional insight and assurance that the Company’s compensation programs are reasonable and appropriate to the Company’s objectives.

During fiscal 2007, Mercer Consulting an independent compensation consultant, was retained with the endorsement of the Compensation Committee to assist in developing a long-term incentive compensation program for executive officers in order to encourage business growth and aid in retention of the executives. Specifically, the consultant assisted in reviewing and identifying our peer group companies, obtaining and evaluating current executive compensation data for these peer group companies and making recommendations to the Compensation Committee in light of the compensation data for our peer group companies. This compensation review was based on general survey data and a peer group of eleven companies chosen after considering the Company’s revenues, assets, and market capitalization: Linear Technology, Intersil Corporation, Amis Holdings, Silicon Laboratories, PMC-Sierra, Microsemi Corporation, TriQuint Semiconductor, Standard Microsystems, Micrel Inc, Cirrus Logic, and Power Integrations. It is anticipated that the long-term incentive plan developed with Mercer’s assistance will be presented to the Compensation Committee for approval in the near future.

In addition, Pearl Meyer Consulting assisted in fiscal year 2007 with the design of the compensation package for new CEO Maheswaran.

Current Executive Compensation Program Elements

None of our Named Executive Officers is employed pursuant to an employment agreement for a fixed term. All are at will employees. However, CEO Maheswaran’s offer letter provides for severance benefits in certain situations, as described below. The following section describes the principal components of the Company’s executive compensation program for fiscal 2007.

Base Salaries

Mr. Poe served as Acting Chief Executive Officer on an interim basis from September 27, 2005 until April 3, 2006 when Mr. Maheswaran assumed the role. To assist with the transition, Mr. Poe remained in a paid advisory capacity until April 28, 2006. During the time he served as acting Chief Executive Officer, Mr. Poe received a monthly base salary of $50,000.

Mr. Maheswaran’s March 8, 2006 offer letter provides for an annual base salary of $400,000 and that his base salary will be reviewed by the Compensation Committee at least annually and may be increased from time to time. The offer letter further provides that reduction of Mr. Maheswaran’s base salary, other than as part of an across-the-board reduction with respect to all executive officers, will be good cause for him to voluntarily terminate employment and invoke the severance provision set forth in the offer letter. The severance provisions are summarized below under “Potential Payments Upon Termination or Change in Control” and Mr. Maheswaran’s offer letter is attached as Exhibit 10.1 to the Form 8-K we filed on March 14, 2006 (“March 14 2006 Form 8-K”).

Except for CFO Chukwu, who joined the Company in the fourth quarter of fiscal year 2007, the base salaries set forth in the offer letters of the other NEOs have been superseded by actions of the Compensation Committee in prior years. From time to time, the Compensation Committee reviews the base salary level for NEOs in light of the individual’s scope of responsibilities, years of experience, past and expected future contributions to the Company’s success and other elements of the compensation package. The Compensation Committee also considers industry and peer group comparisons. Salaries are benchmarked against median salaries for similarly situated executives of our peer group companies.

The Compensation Committee reviewed the base salary level for Named Executive Officers then employed in early fiscal 2007. After considering various factors, including competitive salary survey data and tally sheets of all elements of each individual’s compensation package, the base salaries of the NEOs then regularly employed were increased effective February 27, 2006. The increases ranged from 2.5% to 13.8%. The Committee noted that Mr. Wilson’s last base salary adjustment was effective in September 2002 and that the base salaries of the other NEOs receiving increases had been in effect since November 2003. The monthly fee paid to Mr. Poe for serving as Acting CEO was not increased. See the Form 8-K filed we filed on March 1, 2006 (“March 1 2006 Form 8-K”). Mr. Bennett’s base salary was increased 35% in November 2006 in recognition of his increased responsibilities.

Annual Cash Incentive Award

CEO Maheswaran’s offer letter provides that he is entitled to participate in the Company’s Cash Incentive Bonus Plan. The Cash Incentive Bonus Plan, under which certain executives and other key employees may earn annual cash bonuses, is intended to reward participants based on the achievement of measurable Company-wide and business unit-wide objectives and the individual’s attainment of personal goals related to technical, operational, financial or managerial matters. Goals are established and performance is evaluated quarterly. For fiscal 2007, Mr. Maheswaran’s target bonus was 125% of base salary, with a maximum bonus of 256.25% of base salary (205% of target bonus) and a guaranteed minimum fiscal year 2007 bonus equal to 50% of base salary, pro-rated for the number of months employed during fiscal year 2007. As with base salary, the offer letter provides that reduction of Mr. Maheswaran’s target bonus, other than as part of an across-the-board reduction, will be good cause for him to voluntarily terminate employment and invoke the severance provision set forth in his offer letter. The Cash Incentive Bonus Plan is attached as Exhibit 10.1 to the March 1 2006 Form 8-K.

None of our other Named Executive Officers had a contractual right to receive a minimum cash incentive award for fiscal year 2007. For fiscal 2007, these Named Executive Officers (other than Mr. Poe, who was not eligible for a bonus for fiscal 2007) participated in the Company’s Bonus Plan, a new cash incentive award plan adopted by the Company. The Bonus Plan is intended to reward participants based on the Company’s operating income for fiscal 2007 as compared to the Company’s operating income for fiscal 2006. Target bonus awards for the Named Executive Officers participating in the Bonus Plan ranged from 40% of base salary to 90% of base salary for fiscal 2007. The target bonus amounts are multiplied by a payout percentage ranging from 0% of the target bonus (for operating income that is less than 80% of prior year’s operating income) to 220% of the target bonus (for operating income that is 231% of the prior year’s operating income). The Bonus Plan and the fiscal year 2007 payout percentage schedule are attached as Exhibit 10.1 to the Form 8-K filed on November 28, 2006.

Under both bonus plans awards to individual participants or groups of participants may be adjusted upward or downward in the discretion of the Chief Executive Officer and/or in the discretion of the Compensation Committee, which may include the consideration of subjective criteria such as the participant’s initiative, leadership, teamwork, judgment and creativity. This flexibility provides an additional means of considering the executive’s individual performance and contributions, thereby furthering our objective of holding executives accountable for performance. The Committee also has the authority to interpret the provisions of both plans.

The Company does not maintain a long-term performance plan that pays cash bonuses. Long-term performance is motivated and compensated through the use of equity-based compensation.

Long-Term Equity Incentive Awards

The Company operates on the general premise that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of equity instruments that are in or valued by reference to our Stock. Specifically, we currently use stock options and restricted stock in making long-term incentive awards. The number of shares of Stock subject to the equity awards is intended to create a meaningful opportunity for Stock ownership in light of the Named Executive Officer’s current position with the Company, the size of comparable awards to comparable executives at our peer companies, the individual’s personal performance in recent periods, and the individual’s potential for increased responsibility and promotion over the award term. In addition, the Compensation Committee also takes into account the number of unvested equity awards held by the NEO in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers.

For at least the last decade preceding fiscal year 2007, the Company historically made annual equity incentive grants solely in the form of stock options. In fiscal 2007, the Company did not grant any stock options or other equity awards to Named Executive Officers other than Mr. Poe (who received stock option grants on July 1, 2006 and January 1, 2007 in his then capacity as a non-employee director) and Mr. Maheswaran, who received equity awards as an inducement to join the Company.

Mr. Maheswaran was granted a time-vesting stock option, a performance-vesting stock option and a time-vesting restricted stock award as an inducement to join the Company on April 3, 2006. The stock options were granted with an exercise price equal to the closing price of a share of Stock on the day immediately preceding the grant date. Thus, Mr. Maheswaran will only realize value on the stock options if our stockholders realize value on their shares over the term of the options (and the options subsequently become vested). We believe that the time-vesting stock option and restricted stock award will serve as a retention incentive for Mr. Maheswaran as they vest over a four (4) year period following grant. The time-vesting restricted stock award will also serve to increase Mr. Maheswaran’s stock ownership interest in the Company relative to other executive officers at the Company, thereby aligning his interests more closely with stockholders. The performance-vesting stock option is subject to vesting over a six (6) year period following the grant date based on the Company’s annual earnings per share growth as compared to the annual earnings per share growth of a peer group of companies. This award is intended to further align Mr. Maheswaran’s interests with those of our stockholders and encourage and hold Mr. Maheswaran accountable for long-term stock price performance. A more detailed description of the material terms of the awards granted to Mr. Maheswaran is found below under the heading “Description of Plan-Based Awards.”

Retirement Benefits

The Company makes retirement benefits available to the Named Executive Officers under the terms of a tax-qualified 401(k) plan. In fiscal 2007, the Company made a discretionary matching contribution on behalf of each participant equal to 65% of the first 5% of compensation contributed to the plan by the participant. These Company contributions function as a retention incentive as they vest ratably over the first three years of service (as determined under the plan) with the Company and any Company contributions made after the third year of service are immediately vested. The Named Executive Officers who elect to participate in the plan do so on substantially the same terms as our other participating employees.

Non-Qualified Deferred Compensation Opportunities

As a means of providing a retention incentive to executives and other key employees, the Company established the Executive Compensation Plan, a non-qualified deferred compensation plan. The plan was designed with the assistance of an outside compensation consulting firm. Under the plan, executives selected by the Compensation Committee, including certain of the Named Executive Officers, may defer up to 100% of their base salary, as defined by the plan. As currently implemented, the Company matches, on a dollar for dollar basis, up to the first 20% of employee contributions for the CEO and CFO, up to the first 15% for participants at the Vice President level; and up to the first 10% for other participants. The plan also permits the Company to make other contributions on a discretionary basis. No discretionary contributions were made for Named Executive Officers during fiscal 2007. Amounts deferred by participants are immediately vested. Company matching contributions are credited each pay period. Each Company contribution vests separately in equal annual installments over four years beginning one year after the contribution is made.

The Company believes that providing the Named Executive Officers with these deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. The Company believes that making a matching contribution to the plan, which is subject to a vesting schedule, is a cost-effective way to provide an additional retirement benefit to Named Officers and to encourage executive retention. With respect to cost, the Company has purchased whole life insurance on the lives of certain current and former deferred compensation plan participants. This company-owned life insurance is intended to cover a majority of the accrued liability for the deferred compensation plan. See Note 12 to the financial statements included in our FY2007 Form 10-K.

The deferred compensation plan documents are attached as Exhibits 10.12, 10.13, and 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 25, 2004.

Perquisites and Other Personal Benefits

The Company provides modest perquisites to the Named Executive Officers, including a monthly car allowance, reimbursement for gasoline expenses, and cellular telephones and/or other communication devices that may also be used for non-business purposes. Some NEOs are provided enhanced vacation benefits in addition to the paid vacation based on the schedule applicable to employees generally. We do not establish the value of each Named Executive Officer’s perquisites and personal benefits in a vacuum. Rather, we view the value of these benefits as another component of annual compensation that is merely paid in a different form. When determining each Named Executive Officer’s base salary and other compensation, we take the value of the officer’s perquisites and personal benefits into consideration.

Severance and Other Benefits Upon Termination of Employment or Change in Control

The Company believes that severance and other post-termination benefits can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company provides certain of these protections to CEO Maheswaran, pursuant to his offer, as described in more detail below. Our other Named Executive Officers are not currently covered by any severance arrangement. The Compensation Committee evaluates the level of severance benefits, if any, to be provided to a Named Executive Officer on a case-by-case basis. The Company’s practice is to require a release of claims in exchange for payment of severance benefits.

The Company has determined that providing Mr. Maheswaran with severance protections in such circumstances is appropriate in light of his position within the Company and as part of his overall compensation package. In the event the employment of Mr. Maheswaran is terminated for other than death, disability or “cause” or if he terminates the employment for “good reason”, as those terms are defined in his offer letter, he will be entitled to 12 months’ salary continuation payments and continued welfare plan coverage, and accelerated vesting of 25% of the equity awards granted to him in connection with the commencement of his employment. These severance benefits, which are described in more detail below under “Potential Payments Upon Termination or Change in Control”, are contingent upon Mr. Maheswaran’s execution of a release agreement, the form of which is attached to the offer letter, and are in consideration of his agreement to comply with the restrictive covenant contained in the offer letter regarding employment with or consultation for the Company’s competitors.

The occurrence, or potential occurrence, of a change in control transaction may create uncertainty regarding the continued employment of Mr. Maheswaran due to the fact that many change in control transactions result in significant organizational changes, particularly at the Chief Executive Officer level. In order to encourage Mr. Maheswaran to remain employed with the Company during a critical time, we provide Mr. Maheswaran with certain enhanced severance benefits if his employment is terminated for other than death, disability or “cause” or if he voluntarily terminates for “good reason” within twelve (12) months following a “change in control”, as those terms are defined in his offer letter. In the event the employment of Mr. Maheswaran is terminated under the circumstances described above, he will be entitled to cash severance benefits equal to two times his annual base salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, up to 24 months’ continued welfare plan coverage (or cash equivalent), and accelerated vesting of the all equity awards granted to him in connection with the commencement of his employment. These change in control severance benefits, which are described in more detail below under “Potential Payments Upon Termination or Change in Control”, are contingent upon Mr. Maheswaran’s execution of a release.

In addition to the change in control severance benefits described in the preceding paragraph, Mr. Maheswaran will be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code (“Section 4999”). We provide Mr. Maheswaran with a “gross-up” for any parachute payment excise taxes that may be imposed because we have determined the appropriate level of severance protections for Mr. Maheswaran without factoring in the adverse tax effects that may result under Section 4999. The excise tax gross-up is intended to make Mr. Maheswaran whole for any adverse tax consequences they may become subject to under Section 4999, and to preserve the level of severance protections that we have determined to be appropriate.

We generally do not believe that any Named Executive Officer should be entitled to severance benefits merely because a change in control transaction occurs. Other than the arrangements with Mr. Maheswaran described above, we have no individual change in control severance arrangements in place with our NEOs. However, under the terms of our equity incentive plans, if there is a change in control of the Company, then most unvested stock options will become fully vested if the employee is terminated by the Company without “cause” or by the employee for “good reason” within 12 months following a “change in control”, as those terms are defined in the applicable stock incentive plans. In addition, our Executive Compensation Plan (the deferred compensation plan in which most NEOs, including Mr. Maheswaran, participate) provides for vesting of account balances upon involuntary termination within 18 months of a change in control (as defined by the plan). See Note 2 to the Non-Qualified Deferred Compensation table.

See the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Historical Equity Grant Practices and Revised Grant Policy

In light of an informal inquiry from the SEC in May 2006, management undertook an internal review of the Company’s historical stock option practices and a Special Committee of independent Directors was established to conduct a separate investigation. These assessments extended back to the start of fiscal year 1996 and determined that certain stock options granted or modified primarily during fiscal years 1996 to 2003 were not properly accounted for under U.S. generally accepted accounting principles (“GAAP”), generally due to the use of incorrect accounting measurement dates. In March 2007, we filed the Form 10-K/A, which includes a restatement of our consolidated financial statements and related disclosures for the three years ended January 29, 2006 and selected consolidated financial data for the five years ended January 29, 2006. The cumulative after tax adjustment for fiscal years 1996 through 2003 is included in the restated fiscal year 2004 balance sheet as a reduction in stockholders’ equity. See the Form 10-K/A for detailed information about the restatement, its underlying circumstances, and associated matters.

In September 2006, management engaged Radford Surveys & Consulting to gather information on stock option best practices and provide a report of its findings. Upon receipt of Radford’s report, the best practices set forth in the report were compared to our practices during fiscal year 2006. The comparison also took into account the Special Committee’s recommended remedial measures, which in many cases were the same as or similar to the reported best practices. In April 2007, the Compensation Committee approved a newly documented revision of our internal policy regarding approval of equity awards that sets forth our processes, procedures and controls in connection with grants under our equity-based incentive plans. The policy details procedures for the approval of equity awards, providing that annual equity awards be approved at the regularly-scheduled Compensation Committee meeting that occurs in the third quarter of each fiscal year and that new-hire awards will be approved at the next regularly-scheduled Compensation Committee meeting that occurs more than two weeks after commencement of employment. Equity awards may only be approved at regularly-scheduled Compensation Committee meetings and once the dates are set, they may not be changed for equity award purposes without full Board approval. The policy prohibits approval of equity awards by written consent. The revised procedures also reflect the Board’s October 2006 determination that the exercise price of stock options will be set based on the closing price of a share of our common stock on the date of Compensation Committee approval (or the next succeeding trading day if the date of Compensation Committee approval is not a trading day), a change from the Company’s past convention of using the closing price on the day preceding the grant. No authority to grant equity awards is delegated to management. A key goal of the procedures is to set equity award grant dates sufficiently in advance, and fix which grants (annual or new-hire/promotion) will be considered at each meeting, to mitigate concerns that grants could be timed based on the release of positive or negative earnings reports or other material information.

We find we are in extraordinary circumstances in that we have made no equity awards to employees in over a year. Now that filings with the SEC and NASDAQ are current, we plan a “catch up” equity grant before the third quarter (August 2007) Compensation Committee meeting. This grant, which will cover continuing employees and new hires, is expected to be made several business days after the first quarter earnings announcement at a special June 2007 meeting of the Compensation Committee, the date of which will be approved by the Board. After this “catch up” grant, the regular procedures described above would apply to future grants. Should circumstances arise in which it is in the best interests of the Company to make a grant outside of the regular option grant policies, the full Board, as opposed to merely the Compensation Committee, can approve an exception. We do not expect this exception to be regularly used, but need to preserve flexibility to address extraordinary circumstances where an exception is in the Company’s interests.

Section 162(m) Considerations

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and the four other mostly highly paid executive officers may be deducted in a taxable year unless the compensation is commission or performance based, as those terms are defined by tax regulations. Stock options awarded under the Company’s stock option plans are intended to meet the requirements for deductible performance-based compensation. The Compensation Committee awarded inducement equity awards, within the meaning of NASDAQ rules, to Mr. Maheswaran in April 2006. Tax deductions for compensation related to these inducement equity awards may be limited in future years, depending on a number of factors, including the timing and amount of option exercises and IRS rules then in existence. The Compensation Committee believes the benefit of using inducement equity awards as a recruitment incentive to attract key executives outweighs the potential loss of tax deductions that may or may not occur in future years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2007.

Respectfully submitted by THE COMPENSATION COMMITTEE

Glen M. Antle, Chair	W. Dean Baker	John L. Piotrowski

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. Directors Antle and Piotrowski served on the Committee during all of fiscal 2007. Director Baker was assigned to the Committee in October 2006 at the time he joined the Board, replacing Director Schraith. No Director who served on the Compensation Committee during fiscal year 2007 has ever been an executive officer or employee of the Company. None of our executive officers now serve, or served during fiscal year 2007, as a director or a member of a compensation committee (or other committee serving an equivalent function) of any entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal 2007 or currently.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE - FISCAL YEAR 2007
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (7) (f)	($) (8) (g)	($) (9) (i)	($) (j)
Mr. Maheswaran (1)	2007	$330,773	$—	$353,648	$716,590	$205,000	$143,088	$1,749,099
Chief Executive Officer
Mr. Poe (2)	2007	149,999	—	—	333,976	—	—	483,975
Former Chief Executive Officer
Mr. Chukwu (3)	2007	42,308	50,000	—	—	8,360	12,113	112,781
Chief Financial Officer
Mr. Bennett (4)	2007	140,211	40,000	—	54,824	31,675	19,560	286,270
Former Interim CFO
Mr. Franz (5)	2007	218,056	—	—	403,979	—	80,174	702,209
Former Chief Financial Officer
Mr. King	2007	204,621	—	—	385,945	32,467	31,404	654,437
VP, Power Management Engineering
Mr. Pohlman	2007	203,098	—	—	358,024	141,500	45,835	748,457
VP, Protection Products
Mr. Wilson	2007	204,626	—	—	384,604	61,500	46,356	697,086
VP, Power Management Products
Mr. Peterson (6)	2007	228,853	—	—	415,005	82,800	52,994	779,652
Former VP, Sales and Marketing

(1)	Mr. Maheswaran commenced employment as our President and Chief Executive Officer on April 3, 2006 and was appointed to the Board of Directors on the same date. Mr. Maheswaran does not receive additional compensation for his services as director.
(2)	Mr. Poe served as acting Chief Executive Officer from September 27, 2005 until April 3, 2006. To assist with transition matters, Mr. Poe remained in a paid advisory capacity until April 28, 2006, at which time he resumed his duties as Chairman of the Board. The amount shown in column (c) is compensation paid to Mr. Poe for his services as Acting CEO. The amount reported in column (f) above is related to options awarded to Mr. Poe during his tenure as Chief Executive Officer, which ended in October 2003. Options and other compensation related to his service as a Non-Employee Director are reported under “Director Compensation” above.
(3)	Mr. Chukwu joined the Company as our Chief Financial Officer on November 20, 2006. The amount in column (d) reflects a sign-on bonus paid in connection with the commencement of his employment.
(4)	Mr. Bennett served as interim Chief Financial Officer from November 7, 2006 until November 20, 2006, at which time he resumed his role as Vice President of Accounting and Tax and Acting Controller. He currently serves as Vice President of Tax and External Reporting. The amount in column (d) reflects a $40,000 discretionary bonus paid to Mr. Bennett in recognition of his leadership of the Finance organization during a management transition period. In addition, a discretionary bonus of $60,000 was paid to him in fiscal year 2008 in recognition of his efforts with respect to the restatement of our financial statements. This $60,000 discretionary bonus is not reflected in column (d) because it relates primarily to fiscal year 2008 events.
(5)	Mr. Franz resigned as our Chief Financial Officer on November 7, 2006. He remained with the Company on special assignment through January 22, 2007.
(6)	Mr. Peterson resigned as our Vice President of Sales and Marketing effective January 25, 2007. He remained employed with the Company through February 9, 2007. In connection with his termination of employment, Mr. Peterson became entitled to certain severance payments. These severance payments were made to Mr. Peterson in early fiscal 2008 upon his execution of a release of claims and are therefore not included in the table above. However, a detailed description of the nature and amounts of these payments is found below under “Potential Payments Upon Termination or Change in Control.”

(7)	The amounts reported in Columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). As shown in the table below, this expense relates both to equity awards made in fiscal year 2007 and equity awards made in prior years. For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), see Note 4 to the Director Compensation Table.

Expense in $ by Fiscal Year of Equity Award
	Fiscal Year of Option Award
Name	2003 (ii) (iii)	2004 (ii)	2005 (ii)	2006 (ii)	2007 (i) (ii)	Total
Mr. Maheswaran (i)	$—	$—	$—	$—	$716,590	$716,590
Mr. Poe (ii)	85,894	248,082	—	—	—	333,976
Mr. Chukwu	—	—	—	—	—	—
Mr. Bennett	8,589	17,117	17,579	11,539	—	54,824
Mr. Franz	71,578	118,817	151,185	62,399	—	403,979
Mr. King (iii)	52,928	158,000	125,566	49,451	—	385,945
Mr. Pohlman	57,263	105,333	113,009	82,419	—	358,024
Mr. Wilson (iii)	86,550	131,666	100,453	65,935	—	384,604
Mr. Peterson	57,263	157,999	125,566	74,177	—	415,005

(i)     The expense shown for Mr. Maheswaran relates to equity awards made at the beginning of his employment.

(ii)    For Mr. Poe, all of the expense shown is related to options awarded to him in his former capacity as Chief Executive Officer. Expense related to options awarded to him in his former capacity as a Non-Employee Director is reported above under “Director Compensaton.”

(iii)  The amounts shown for fiscal year 2003 for Mr. King and Mr. Wilson include $1,228 and $1,842, respectively, of amortization related to the additional compensation expense resulting from adjustments made to correct stock option accounting in prior fiscal years. Such corrections are generally described in the Form 10-K/A. These accounting corrections did not change the exercise price or other terms of Mr. King’s or Mr. Wilson’s option agreement.

(8)	The amounts reported in Column (g) reflect the amounts paid to Named Executive Officers under the terms of the Company’s Cash Bonus Incentive Plan (for Mr. Maheswaran) or Bonus Plan (for the remaining NEOs who received a non-equity incentive plan award). In addition to the notes following the table, see “Description of Plan-Based Awards” below.

Non-Equity Incentive Plan Compensation for Services in Fiscal Year 2007
Name	Award Earned in Fiscal Year 2007 $	Percent of Target Award (i)	Percent of Base Salary
Mr. Maheswaran (ii) (iii)	205,000	50%	63%
Mr. Poe (iv)	—	—	—
Mr. Chukwu (iii)	8,260	40%	20%
Mr. Bennett (vi)	31,675	45%	18%
Mr. Franz (v)	—	—	—
Mr. King	57,400	40%	28%
Mr. Pohlman (vi)	141,500	92%	69%
Mr. Wilson	61,500	40%	30%
Mr. Peterson (v)	82,800	40%	36%

(i)     Awards under the Bonus Plan are based on achievement related to year-over-year operating income improvement. As calculated by the Compensation Committee with the application of some discretion to neutralize the impact of extraordinary items, performance for fiscal year 2007 was at a level that equated to bonus awards at 40% of the target bonus.

(ii)    Mr. Maheswaran’s bonus for fiscal year 2007 was the guaranteed minimum provided in his offer letter.

(iii)  The awards for Mr. Maheswaran and Mr. Chukwu were pro-rated to reflect the period of time they were with the Company during fiscal year 2007.

(iv)   Pursuant to his compensation arrangement as acting Chief Executive Officer, Mr. Poe was not eligible for a bonus award for fiscal year 2007.

(v)    Employees who terminate before the end of the fiscal year, or during the next fiscal year before bonuses are paid, are generally not eligible to receive a bonus for the just-completed fiscal year absent a recommendation by the Chief Executive Officer and approval by the Compensation Committee. Mr. Peterson received an award as part of his severance package. Former CFO Franz did not receive an award.

(vi)   The Bonus Plan provides for discretionary adjustments to individual awards based on subjective factors. CEO Maheswaran recommended, and the Compensation Committee approved, a discretionary increase of $3,675 for Mr. Bennett and an upward adjustment of $80,000 for Mr. Pohlman in recognition of the superior performance of the business unit under his leadership.

(9)	The following table shows the elements of compensation reported in Column (h) above.

All Other Compensation in $
Name	Auto Allowance and Gasoline (i)	Employer Match		Relocation Allowance including tax gross-up (iv)	Legal Expenses Regarding Offer Letter including tax-gross up (v)	Accrued Vacation Payout	Life Insurance Premiums (vi)	Total
		Employer Match 401K Plan (ii)	Employer Match Executive Compensation Plan (iii)
Mr. Maheswaran (iv) (v)	7,144	—	67,583	42,160	26,201	—	—	143,088
Mr. Poe	—	—	—	—	—	—	—	—
Mr. Chukwu (iv)	1,471	—	7,005	3,637	—	—		12,113
Mr. Bennett	1,907	5,691	9,462	—	—	2,500	—	19,560
Mr. Franz (iii)	11,056	7,354	42,769	—	—	18,995	—	80,174
Mr. King	9,425	7,182	14,797	—	—	—	—	31,404
Mr. Pohlman (vi)	7,650	5,770	31,612	—	—	—	803	45,835
Mr. Wilson	7,650	6,865	31,841	—	—	—	—	46,356
Mr. Peterson (iii)	10,003	7,188	35,803	—	—	—	—	52,994

(i)     We do not provide Company cars to NEOs. However, NEOs are paid a monthly car allowance of $637.50, which includes an allowance for maintenance and insurance, and are paid for actual gasoline expenses. Payments for gasoline related to business use are accounted for as reimbursed business expenses and are not included in the table. Amounts paid for other gasoline expenses are accounted for as compensation and are included in the table.

(ii)    All amounts shown are fully vested. Mr. Maheswaran has not elected to participate in the 401K plan and at fiscal year-end Mr. Chukwu was not yet eligible to participate.

(iii)  Each Company contribution vests separately over four years, beginning on the first anniversary of the contribution. Company contributions made in fiscal year 2007 will not be fully vested until the end of fiscal year 2011. Thus, the amounts shown were unvested at the end of fiscal year 2007. The employer match for Mr. Franz and Mr. Peterson did not vest due to termination of employment and the amounts for the other NEOs are only minimally vested as of the date of this proxy statement.

The amounts shown disregard earnings on employer matching contributions made in fiscal year 2007 and prior years. These earnings are included in column (d) of the Non-Qualified Deferred Compensation table below.

(iv)   Relocation assistance provided under the terms of offer letters. The amount shown includes a tax-gross up of $15,607 for Mr. Maheswaran and zero for Mr. Chukwu.

(v)    Reimbursement of certain legal expenses were provided under the terms of Mr. Maheswaran’s offer letter. The amount shown includes a tax gross-up of $11,201.

(vi)   Premiums for supplemental life insurance coverage for Mr. Pohlman through March 2007, after which time payment of the premiums became his responsibility.

Mr. Maheswaran receives two additional weeks of paid vacation per year in addition to paid vacation based on the schedule that applies to employees generally. Mr. Chukwu receives, and Mr. Franz received, one additional week of paid vacation annually.

The Company provides cellular telephones and/or other communication devices to the Named Executive Officers and certain other employees for business use. Personal use of these items is permitted without reimbursement. The incremental cost to the Company, if any, is negligible.

Executive Officers are also reimbursed for out-of-pocket expenses they incur in carrying out their duties and are indemnified. The Company has also entered into agreements with the NEOs and some other current and former Company executives indemnifying them against certain liabilities incurred in connection with their duties. The most recent form of these indemnification agreements is attached as Exhibit 10.18 to our Annual Report on Form 10-K for the fiscal year ended January 30, 2005. The Company’s Certificate of Incorporation and Bylaws contain similar indemnification obligations with respect to the Company’s employees, as does the California Labor Code. In fiscal year 2007, in conjunction with our review of our historical stock option practices, we incurred approximately $305,000 of expense by advancing legal expenses to current and former officers and executives under pre-existing indemnification agreements. These expenses are expected to continue for some time until all matters associated with past stock option practices have been resolved. These advances and reimbursed expenses related to the Company’s business are not included in the table above.

Compensation of Named Executive Officers

The “Summary Compensation Table—Fiscal 2007” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2007” table, and the description of the material terms of the equity-based awards granted in fiscal 2007 that follows it, provides information regarding the long-term equity incentives awarded to NEOs in fiscal 2007. The “Outstanding Equity Awards at Fiscal 2007 Year-End” and “Option

Exercises and Stock Vested in Fiscal 2007” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Nonqualified Deferred Compensation—Fiscal 2007” table and related description of the material terms of our nonqualified Executive Compensation Plan provides a more complete picture of potential future payments to our NEOs. The discussion of the potential payments upon a termination of employment or change in control that follows is intended to further explain potential future payments that are, or may become, payable to our NEOs under certain circumstances.

Description of Employment Arrangements, Salary and Bonus Amounts

All of our Named Executive Officers are employed on an at-will basis and none is employed under contract for a fixed term. We do, however issue written offer letters to prospective employees that set forth their initial compensation and, in the case of CEO Maheswaran, a post-termination employment arrangement. The majority of the initial compensation arrangements set forth in the offer letters of the other currently-employed NEOs, who joined the Company between 1988 and 2006, have been superseded by subsequent Company compensation actions as their careers have progressed.

Chief Executive Officer Mohan R. Maheswaran.

On March 12, 2006, Mr. Maheswaran accepted the Company’s written offer to become its President and Chief Executive Officer. This offer letter, including the salary and bonus terms thereof, is briefly described below and is attached as Exhibit 10.1 to our March 14 2006 Form 8-K. Provisions of this offer letter relating to outstanding equity incentive awards and post-termination of employment benefits are described below under the applicable sections of this Proxy Statement.

As indicated above, Mr. Maheswaran’s employment with the Company is on an at-will basis and may be terminated by either party, with or without cause. The offer letter provides for an initial annual base salary of $400,000, which will be reviewed by the Compensation Committee at least annually and may be increased from time to time. The offer letter also provides that Mr. Maheswaran will be entitled to participate in the Company’s Cash Bonus Incentive Plan that awards cash bonuses based on a combination of individual performance and corporate performance. Mr. Maheswaran’s annual target bonus is 125% of base salary. For fiscal 2007, the Company guaranteed a minimum bonus amount under the plan equal to 50% of base salary, prorated to reflect the number of months during fiscal 2007 that Mr. Maheswaran was employed. A more detailed description of Mr. Maheswaran bonus opportunity for fiscal 2007 is found below under “Description of Plan-Based Awards.”

Former Acting CEO John D. Poe

Mr. Poe served as Acting Chief Executive Officer from September 27, 2005 until April 3, 2006, when Mr. Maheswaran assumed the role. To assist with transition matters, Mr. Poe remained in a paid advisory capacity until April 28, 2006. During the period he served as Acting CEO, Mr. Poe was paid $50,000 per month, was not eligible for a bonus, and received no benefits due to his assumption of the chief executive officer duties.

Other Named Executive Officers

Chief Financial Officer Chukwu, who joined the Company in the fourth quarter of 2006, is the only currently employed NEO other than Mr. Maheswaran with an offer letter that is still relevant with respect to base salary and target bonus level. Mr. Chukwu’s offer letter, which provides for a base salary of $220,000 and a target bonus of 50% of base salary, is attached as Exhibit 10.26 to our FY2007 Form 10-K.

Early in each fiscal year (or otherwise in connection with promotions or new-hires), the Compensation Committee reviews and establishes the base salary and target bonus opportunity for the Named Executive Officers. In making its determination, the Compensation Committee considers the factors discussed above in the “Compensation Discussion and Analysis” section. A more detailed description of the Named Executive Officers’ bonus opportunity for fiscal 2007 is found below under “Description of Plan-Based Awards.”

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information regarding the equity incentive awards granted to the NEOs during fiscal year 2007 and the non-equity incentive awards earned during fiscal year 2007. The material terms of each grant are described below under “Description of Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2007
Name	Grant Date (b)							All Other Stock Awards: Number of Shares of Stock or Units # (i) (1)	All Other Option Awards: Number of Securities Underlying Options # (j) (1) (3)	Exercise or Base Price of Options Awards $/share (k) (4)	Closing Market Price of Security Underlying Option Awards on Grant Date $/share (4)	Grant Date Fair Value of Stock and Option Awards $ (l) (5)

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity			Under Equity
		Incentive Plan Awards (2)			Incentive Plan Awards
		Threshold $ (c)	Target $ (d)	Maximum $ (e)	Threshold $ (f)	Target $ (g) (1)	Maximum $ (h)

(a) (1)
Mr. Maheswaran (4)
Inducement	4/3/2006	—	—	—	—	—	—	100,000	—	—	—	353,648
Inducement	4/3/2006	—	—	—	—	250,000	—	—	—	17.89	18.01	272,507
Inducement	4/3/2006	—	—	—	—	—	—	—	250,000	17.89	18.01	444,083
CBIP	4/16/2007	205,000	410,000	840,500	—	—	—

Mr. Poe (2) (3)
LTSIP	7/1/2006	—	—	—	—	—	—	—	5,000	14.45	14.45	5,289
LTSIP	1/1/2007	—	—	—	—	—	—	—	5,000	13.23	13.23	581

Mr. Chukwu
BP	4/16/2007	—	20,900	45,980	—	—	—	—	—	—	—	—

Mr. Bennett
BP	4/16/2007	—	70,000	154,000	—	—	—	—	—	—	—	—

Mr. Franz (2)	—	—	—	—	—	—	—	—	—	—	—	—

Mr. King
BP	4/16/2007	—	143,500	315,700	—	—	—	—	—	—	—	—

Mr. Pohlman
BP	4/16/2007	—	153,750	338,250	—	—	—	—	—	—	—	—

Mr. Wilson
BP	4/16/2007	—	153,750	338,250	—	—	—	—	—	—	—	—

Mr. Peterson (2)
BP	4/16/2007	—	207,000	455,400	—	—	—	—	—	—	—	—

(1)	The equity awards granted to Mr. Maheswaran in fiscal 2007 were not made under a stockholder-approved equity plan. Rather, in accordance with applicable NASDAQ Marketplace Rules, the awards were approved by the Compensation Committee as an inducement material to Mr. Maheswaran entering into employment with the Company. These awards are indicated by “Inducement” in column (a). The option that vests based on performance is reported in column (g) and the time-vesting option is reported in column (j).

The Company plans are abbreviated as follows: Cash Bonus Incentive Plan (CBIP”), Long Term Stock Incentive Plan (“LTSIP”), and Bonus Plan (“BP”).

(2)	Columns (c), (d) and (e) relate to cash awards paid to NEOs in fiscal year 2008 for their efforts in fiscal year 2007. Mr. Poe was not eligible for an award based on serving as Acting Chief Executive Officer on an interim basis. The amounts shown in columns (d) and (e) for Mr. Maheswaran and Mr. Chukwu are pro-rated to reflect the period of time they were with the Company during fiscal year 2007.

The target award shown in column (d) represents the NEO’s base salary multiplied by the target award percentage established for him under the applicable plan.

The amount in column (e) represents the maximum payable to the NEO under the applicable plan, including after any discretionary adjustments are made by the Compensation Committee.

As to column (c), there is no guaranteed minimum under any of the Company’s incentive plans. However, Mr. Maheswaran’s offer letter guaranteed him a minimum bonus for fiscal year 2007.

The actual non-equity incentive amounts paid to the NEOs are shown in the Summary Compensation Table.

Employees who terminate before the end of the fiscal year, or during the next fiscal year before bonuses are paid out, are generally not eligible to receive a bonus for the just-completed fiscal year absent a recommendation by the Chief Executive Officer and approval by the Compensation Committee. Mr. Peterson received an award as part of his severance package. Former CFO Franz did not receive an award.

(3)	The option awards to Mr. Poe relate to his service as a Non-Employee Director under a Board policy that grants options to Non-Employee Directors each January 1 and July 1. These time-vesting options were awarded under, and subject to the terms of, the Long Term Stock Incentive Plan. See the discussion under the heading “Director Compensation”, including Note 6 regarding cancellation and rescission of Mr. Poe’s options.

(4)	For options granted to Mr. Maheswaran on his April 3, 2006 hire date, in accordance with the grant date established by the Compensation Committee in March 2006 and the Company’s equity grant practices then in effect, the exercise price was based on the closing price of the Company’s common stock on the day preceding the grant (hire) date. As required by SEC rules, the closing market price of the Company’s common stock on the grant date of these options is presented. In February 2006, we amended our equity grant policy to provide that grants for new hires will be made on the date of Compensation Committee meetings rather than on the hire date. In October 2006, we amended our equity grant practices to provide that the exercise price of future stock options will be based on the closing market price on the date of grant.

(5)	For a discussion of the assumptions and methodologies used to calculate the amounts reported in Column (l), see the discussion in Note 4 to the Director Compensation Table.

Description of Plan-Based Awards

In connection with the commencement of his employment with the Company during fiscal year 2007, Mr. Maheswaran was granted a time-vesting stock option, a performance-vesting stock option and a time-vesting restricted stock award. The material terms of these equity incentive awards are described below under “Equity Incentive Awards to Mr. Maheswaran.” Mr. Poe was also granted a stock option award during fiscal 2007 in his then capacity as a non-employee director. The terms of this stock option award are identical to the terms of the stock options granted to other Non-Employee Directors during fiscal 2007, which are described above under “Director Compensation.” Equity awards were not granted to the other NEOs during fiscal year 2007, as equity awards (other than the semi-annual automatic grants to Non-Employee Directors) were halted during the investigation into historical stock option practices. However, Mr. Chukwu’s offer letter, the terms of which were approved by the Compensation Committee, provides for 100,000 options and 25,000 shares of restricted stock, all to be awarded at a future date and not awarded as of the date of this proxy statement. Also see the discussion of the anticipated “catch up” grant under “Historical Equity Grant Practices and Revised Grant Policy” in the CD&A above.

Each Named Executive Officer, other than Mr. Poe, was also granted a non-equity incentive bonus opportunity during fiscal 2007. The material terms of these non-equity incentive plan awards are described below under “Non-Equity Incentive Awards.”

Equity Incentive Awards to Mr. Maheswaran

As indicated above, the equity incentive awards granted to Mr. Maheswaran on April 3, 2006 were not granted under a stockholder-approved equity plan. Rather, in accordance with NASDAQ marketplace rules, the equity awards were approved by the Compensation Committee as an inducement material to Mr. Maheswaran’s entering into employment with the Company. These awards are administered by the Compensation Committee, which has authority to interpret the award provisions and make all required determinations under the awards. This authority includes making proportionate adjustments to the awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits.

Time-Vesting Stock Options. The stock option award to Mr. Maheswaran reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date. For this purpose, and in accordance with the Company’s option grant practices then in effect, the fair market value is equal to the closing market price of the common stock on the day preceding the grant date. As indicated above, in October 2006, the Company modified its equity grant practices to provide that for future stock options the fair market value will equal to the closing price of a share of common stock on the grant date.

The time-vesting stock option is subject to a four-year vesting schedule, with 25% of the stock option vesting on each of the first four anniversaries of the grant date, subject to Mr. Maheswaran’s continued employment. Once vested, the stock option will generally remain exercisable until its normal expiration date, the sixth anniversary of the grant date. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances (as described below), the unvested portion of the stock option will immediately terminate upon a termination of Mr. Maheswaran’s employment. In such circumstances, Mr. Maheswaran will generally have 90 days to exercise the vested portion of the stock option following the termination of employment. This period is extended to 12 months if the termination is on account of Mr. Maheswaran’s death or disability. In no event will Mr. Maheswaran be permitted to exercise the stock option after its normal expiration date. The stock option does not include any dividend or dividend equivalent rights.

Performance-Vesting Stock Options. The stock option award to Mr. Maheswaran reported in Column (g) of the table above was also granted with a per-share exercise price equal to the closing market price of the common stock on the day preceding the grant date.

The stock option is subject to vesting on each of the first six annual anniversaries of the grant date based on the Company’s annual earnings per share (“EPS”) growth as compared to an annual EPS growth of a peer group. EPS is determined by the Compensation Committee under generally accepted accounting principles (excluding charges and credits under FAS 123R and extraordinary, non-recurring items). The peer group, which will be subject to review by the Compensation Committee, initially consists of the following companies: Linear Technology Corp.; Maxim Integrated Products, Inc.; Intersil Corp.; Analog Devices, Inc.; Micrel Inc.; National Semiconductor Corp.; and Texas Instruments, Inc.

Annual EPS growth will be measured, as of each vesting date, based on the most recently completed four quarters for which the peer group companies have publicly disclosed their audited financial statements. On each vesting date, 25% of the shares subject to the option will vest if the Company’s annual EPS growth equals the peer group average, with linear interpolation to a maximum of 50% of the shares if the Company’s annual EPS growth ranks first among the peer group. No portion of the option will vest in any year for which the Company’s annual EPS growth is below the peer group average. To the extent vesting does not occur on any particular vesting date because the target described above is not achieved, the portion of the option that would have vested but for missing the target will be eligible to vest on future vesting dates if the target is then achieved. In no event will more than 50% of the shares subject to the option be eligible to vest on any vesting date.

Once vested, the stock option will generally remain exercisable until its normal expiration date, the sixth anniversary of the grant date. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances (as described below), the unvested portion of the stock option will immediately terminate upon a termination of Mr. Maheswaran’s employment. In such circumstances, Mr. Maheswaran will generally have 90 days to exercise the vested portion of the stock option following the termination of employment. This period is extended to one year if the termination is on account of Mr. Maheswaran’s death or disability. In no event will Mr. Maheswaran be permitted to exercise the stock option after its normal expiration date. The stock option does not include any dividend or dividend equivalent rights.

Time-Vesting Restricted Stock. The restricted stock award granted to Mr. Maheswaran and reported in Column (i) of the table above is subject to a four-year vesting schedule. The award vested as to 25% of the shares on April 3, 2007 and, subject to Mr. Maheswaran’s continued employment, 1/16th of the total shares will vest on the first business day of the eighth week of each fiscal quarter thereafter, so that all the shares will be vested approximately four years after the grant date. Prior to the time they become vested, shares of restricted stock generally may not be transferred, sold or otherwise disposed of. Subject to any accelerated vesting that may apply in the circumstances (as described below), upon the termination of Mr. Maheswaran’s employment, any then-unvested shares of restricted stock will generally be forfeited to the Company. Mr. Maheswaran is not entitled to any payment with respect to restricted stock that is forfeited to the Company. Mr. Maheswaran is entitled to cash dividends on shares of restricted stock at the same rate that the Company pays dividends on all of its common stock. However, no dividends will be paid on shares of restricted stock that are forfeited to the Company.

Under the terms of these awards, to the extent not already vested, an additional 25% of the total number of shares subject to each of the awards described above will become fully vested if Mr. Maheswaran’s employment is terminated by the Company without cause (and not on account of his death or disability) or he voluntarily terminates employment for good reason. “Cause” and “good reason” are defined in the applicable award agreements. In addition, the awards will become fully vested if, within 12 months following a change in control, Mr. Maheswaran’s employment is terminated by the Company without cause (and not on account of his death or disability) or he voluntarily terminates for good reason. Accelerated vesting under either of these scenarios is conditioned upon Mr. Maheswaran entering into a release of claims in favor of the Company and compliance for one year with restrictive covenants regarding employment by, or consulting for, competitors.

The foregoing summary of the terms of Mr. Maheswaran’s equity awards does not purport to be complete and is qualified in its entirety by the Equity Award Agreements attached as exhibits to our Form 8-K filed on April 5, 2006.

Non-Equity Incentive Awards

The non-equity incentive plan award granted to Mr. Maheswaran for fiscal 2007 resulted from a bonus opportunity under the Company’s Cash Bonus Incentive Plan. The remaining NEOs (other than Mr. Poe, who was not eligible for a bonus during fiscal 2007) had a bonus opportunity under the Company’s Bonus Plan. These awards granted are described below.

Cash Bonus Incentive Plan Award. Mr. Maheswaran’s offer letter provides that his target bonus for fiscal 2007 is equal to 125% of his base salary. The actual amount of his bonus under the plan is determined based on the achievement of specified individual performance measures (weighted 30%) and the achievement of specified corporate performance targets related to the Company’s business plan (weighted 70%). The maximum amount of the bonus payable to Mr. Maheswaran, based on the level of achievement of these measures, cannot exceed 256.25% of his base salary (205% of his target award). Pursuant to the offer letter, for fiscal year 2007 Mr. Maheswaran was guaranteed a minimum bonus under the plan equal to 50% of his base salary, prorated based on the number of months he was employed during the fiscal year. For fiscal year 2007, Mr. Maheswaran’s individual performance measures, which were established quarterly, included attaining a specified level of bookings, billings, and earnings each quarter, attaining a specified number of design wins and new product releases each quarter, tasks assigned to assist the Compensation Committee with respect to consideration of a long-term incentive program for senior management, and driving the completion of the restatement of the Company’s historical financial statements.

Bonus Plan Awards. Under the Bonus Plan, the Compensation Committee establishes a target bonus amount, expressed as a percentage of base salary (in effect on the date of the bonus calculation), for each executive officer who participates in the Bonus Plan. For fiscal 2007, the target bonus percentage for the Named Executive Officers participating in the plan were as follows: Mr. Chukwu (50%), Mr. Bennett (40%), Mr. Franz (75%), Mr. Pohlman (75%), Mr. Wilson, (75%), Mr. King (70%) and Mr. Peterson (90%). The Compensation Committee also established a bonus scale used to determine the percentage (referred to as the payout percentage) of the participant’s target bonus amount payable under the plan based on the Company’s operating income for fiscal 2007 as compared to the Company’s operating income for fiscal 2006. The payout percentage ranges from 0% of the target bonus amount for operating income that is less than 80% of the prior year’s operating income, to 220% of the target bonus amount for operating income that is 231% of the prior year’s operating income. The Compensation Committee has discretion under the plan to adjust bonuses upward or downward from the amounts otherwise provided by this formula. For fiscal year 2007, the Compensation Committee determined that bonuses would be calculated by adjusting the operating income as shown in our FY 2007 Form 10-K to exclude the effect of new stock option accounting rules and the expenses related to the investigation of past stock option practices and restatement of historical financial statements. These adjustments had the effect of neutralizing these extraordinary items and focusing the bonus opportunity on the improvements in the business units’ normal operations.

Each bonus payment under the Bonus Plan is subject to the right of the Company to recover the payment (and reasonable interest thereon) in the event that the Compensation Committee determines in good faith that the participant’s fraud or misconduct has caused or partially caused the need for a material restatement of the Company’s financial statements for the fiscal year to which the plan relates.

Terms Applicable to Both Non-Equity Incentive Plans. The bonus amounts under both bonus plans are initially calculated under the supervision of the Chief Financial Officer. Before the calculated awards are presented to the Compensation Committee for its approval, the award for any particular participant may be adjusted, upward or downward, in the discretion of the Chief Executive Officer (or, for the Chief Executive Officer’s award, in the discretion of the Compensation Committee), which may include the consideration of subjective criteria such as the participant’s initiative, leadership, teamwork, judgment and creativity. Awards approved by the Compensation Committee are to be paid in cash within two and one-half months after the end of the fiscal year. Awards generally will only be paid to participants who are employed by the Company on the date bonuses are paid, or to the estates or beneficiaries of participants who have died while employed during the plan year. However, the Compensation Committee may approve prorated awards for participants who terminate employment during the plan year. The Cash Bonus Incentive Plan and Bonus Plan are both administered by the Compensation Committee. The Compensation Committee has authority to interpret the plans, make rules and regulations relating to the plans, and to determine any factual question arising in connection with the operation of the plans.

Awards for Efforts in Fiscal Year 2007. In April 2007, the Compensation Committee reviewed the Company’s and Named Executive Officers’ performance for fiscal 2007 in relation to the established performance measures under the bonus plans and approved incentive payouts under the plans to Named Executive Officers based on their review. All payouts were made in cash, and the amount of the payouts approved under each Named Executive Officer’s incentive award for fiscal 2007 is presented in Column (g) of the “Summary Compensation Table—Fiscal 2007.” Mr. Maheswaran received the minimum amount guaranteed in his offer letter. With respect to the Bonus Plan, the improvement in operating income (adjusted as described above) was 113% as compared to the prior year, resulting in bonuses at 40% of target level. Mr. Bennett received a small upward discretionary adjustment, which resulted in a bonus of 45% of this target award. In recognition of superior performance, an $80,000 upward discretionary adjustment was made to Mr. Pohlman’s award, resulting in a bonus of 92% of his target award.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 28, 2007, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(split-adjusted)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $
(a) (1)	(b) (2)	(c) (2) (6)	(d) (7)	(e)	(f)(1) (2)	(g) (8)	(h) (9)
Mr. Maheswaran
4/30/2006 (3)	—	250,000	—	$17.89	4/3/2012	—	—
4/30/2006 (3) (7)	—	—	250,000	$17.89	4/3/2012	—	—
4/30/2006 (3) (8)	—	—	—			100,000	$1,324,000

	—	250,000	250,000			100,000	1,324,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)
(split-adjusted)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $
(a) (1)	(b) (2)	(c) (2) (6)	(d) (7)	(e)	(f)(1) (2)	(g) (8)	(h) (9)
Mr. Poe (4)
1/2/2007	—	5,000	—	$13.23	1/1/2013	—	—
7/1/2006	—	5,000	—	$14.45	7/1/2012	—	—
1/1/2006	1,250	3,750	—	$18.26	1/1/2016	—	—
7/1/2005	1,250	3,750	—	$16.65	7/1/2015	—	—
1/1/2005	2,500	2,500	—	$21.84	1/1/2015	—	—
7/1/2004	2,500	2,500	—	$23.54	7/1/2014	—	—
1/1/2004	3,750	1,250	—	$22.76	1/1/2014	—	—
10/6/2003 (6)	27,576	18,384	—	$20.67	10/6/2013	—	—
8/21/2003	45,000	15,000	—	$17.35	8/21/2013	—	—
2/20/2003	8,996	—	—	$13.34	2/20/2013	—	—
8/29/2002	60,000	—	—	$14.05	8/29/2012	—	—
2/28/2002	1,728	—	—	$31.78	2/28/2012	—	—
10/3/2001	60,000	—	—	$25.67	10/3/2011	—	—
3/1/2001	20,685	—	—	$25.06	3/1/2011	—	—
12/22/2000	60,000	—	—	$15.375	12/22/2010	—	—
5/11/2000	120,000	—	—	$25.875	5/11/2010	—	—
3/2/2000	17,098	—	—	$31.9375	3/2/2010	—	—
2/18/1999	180,000	—	—	$6.78	2/18/2009	—	—
7/15/1998	450,000	—	—	$3.03125	7/15/2008	—	—
7/15/1998	138,000	—	—	$3.03125	7/15/2008	—	—

	1,200,333	57,134	—			—	—

Mr. Chukwu	—	—	—	—	—	—	—

Mr. Bennett
9/29/2005	1,750	5,250	—	$15.54	9/29/2015	—	—
8/18/2004	3,500	3,500	—	$17.48	8/18/2014	—	—
8/21/2003	4,875	1,625	—	$17.35	8/21/2013	—	—
8/29/2002	5,000	—	—	$14.05	8/29/2012	—	—
10/3/2001	3,000	—	—	$25.67	10/3/2011	—	—
12/22/2000	10,750	—	—	$15.375	12/22/2010	—	—

	28,875	10,375	—			—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)
(split-adjusted)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option Award # Exercisable	Number of Securities Underlying Unexercised Option Award # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares of Stock That Have Not Vested #	Market Value of Unearned Shares That Have Not Vested $
(a) (1)	(b) (2)	(c) (2) (6)	(d) (7)	(e)	(f) (1)(2)	(g) (8)	(h) (9)
Mr. Franz (5)
9/29/2005	12,500	37,500	—	$15.54	9/29/2015	—	—
8/18/2004	40,000	40,000	—	$17.48	8/18/2014	—	—
8/21/2003	45,000	15,000	—	$17.35	8/21/2013	—	—
8/29/2002	50,000	—	—	$14.05	8/29/2012	—	—
2/28/2002	678	—	—	$31.78	2/28/2012	—	—
10/3/2001	40,000	—	—	$25.67	10/3/2011	—	—
3/1/2001	6,466	—	—	$25.06	3/1/2011	—	—
12/22/2000	35,000	—	—	$15.375	12/22/2010	—	—
3/2/2000	5,074	—	—	$31.9375	3/2/2010	—	—
11/1/1999	50,000	—	—	$18.625	11/1/2009	—	—
3/4/1999	16,044	—	—	$6.6875	3/4/2009	—	—
10/14/1998	140,000	—	—	$3.9375	10/14/2008	—	—
11/13/1997	240,000	—	—	$5.3125	11/13/2007	—	—
2/27/1997	91,500	—	—	$2.40625	2/27/2007	—	—

	772,262	92,500	—			—	—

Mr. King
9/29/2005	7,500	22,500	—	$15.54	9/29/2015	—	—
2/25/2005	9,023	—	—	$19.95	2/25/2015	—	—
8/18/2004	25,000	25,000	—	$17.48	8/18/2014	—	—
2/19/2004	7,979	—	—	$24.60	2/19/2014	—	—
8/21/2003	45,000	15,000	—	$17.35	8/21/2013	—	—
2/20/2003	13,349	—	—	$13.34	2/20/2013	—	—
8/29/2002	30,000	—	—	$14.05	8/29/2012	—	—
2/25/2002	20,000	—	—	$29.11	2/25/2012	—	—
4/5/2001	40,000	—	—	$23.438	4/5/2011	—	—
12/22/2000	7,000	—	—	$15.375	12/22/2010	—	—
8/4/1999	40,000	—	—	$14.00	8/4/2009	—	—
7/15/1998	17,500	—	—	$3.03125	7/15/2008	—	—

	262,351	62,500	—			—	—

Mr. Pohlman
9/29/2005	12,250	37,750	—	$15.54	9/29/2015	—	—
8/18/2004	22,500	22,500	—	$17.48	8/18/2014	—	—
8/21/2003	30,000	10,000	—	$17.35	8/21/2013	—	—
8/29/2002	40,000	—	—	$14.05	8/29/2012	—	—
10/3/2001	20,000	—	—	$25.67	10/3/2011	—	—
12/22/2000	20,000	—	—	$15.375	12/22/2010	—	—
5/11/2000	60,000	—	—	$25.875	5/11/2010	—	—
2/18/1999	68,268	—	—	$6.78	2/18/2009	—	—

	273,018	70,250	—			—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)
(split-adjusted)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option Award # Exercisable	Number of Securities Underlying Unexercised Option Award # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares of Stock That Have Not Vested #	Market Value of Unearned Shares That Have Not Vested $
(a) (1)	(b) (2)	(c) (2) (6)	(d) (7)	(e)	(f) (1) (2)	(g) (8)	(h) (9)
Mr. Wilson
9/29/2005	10,000	30,000	—	$15.54	9/29/2015	—	—
8/18/2004	20,000	20,000	—	$17.48	8/18/2014	—	—
8/21/2003	37,500	12,500	—	$17.35	8/21/2013	—	—
8/29/2002	50,000	—	—	$14.05	8/29/2012	—	—
2/25/2002	30,000	—	—	$29.11	2/25/2012	—	—
4/5/2001	40,000	—	—	$23.438	4/5/2011	—	—
12/22/2000	10,000	—	—	$15.375	12/22/2010	—	—
5/11/2000	20,000	—	—	$25.875	5/11/2010	—	—
5/3/1999	26,666	—	—	$8.03125	5/31/2009	—	—
4/16/1998	21,334	—	—	$5.875	4/16/2008	—	—

	265,500	62,500	—			—	—

Mr. Peterson
9/29/2005	11,250	33,750	—	$15.54	9/29/2015	—	—
8/18/2004	25,000	25,000	—	$17.48	8/18/2014	—	—
8/21/2003	45,000	15,000	—	$17.35	8/21/2013	—	—
8/29/2002	40,000	—	—	$14.05	8/29/2012	—	—
10/3/2001	25,000	—	—	$25.67	10/3/2011	—	—
12/22/2000	60,000	—	—	$15.375	12/22/2010	—	—

	206,250	73,750	—			—	—

(1)	The date shown in column (a) is the grant date. The expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised.
(2)	For all options other than those awarded to Mr. Poe as a Non-Employee Director (see Note (4) below): Subject to any accelerated vesting that may apply in the circumstances, the unexercisable options shown in Column (c) will generally terminate if the Named Executive Officer’s employment terminates. The exercisable options shown in Column (b), and any unexercisable options shown in Column (c) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, vested stock options will generally terminate 30 days after the date of termination (or 90 days after the date of termination for awards outstanding under the Company’s 1994 Long-Term Incentive Plan). These periods are generally extended to 12 months if the termination is on account of the Named Executive Officer’s death or disability. In addition, if there is a change in control, stock options will generally vest in full only if, within one year following a change in control, the employee either is terminated without cause or voluntarily terminates employment for good reason. Outstanding options may also be subject to accelerated vesting in other circumstances, as explained above under “Description of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.”
(3)	As indicated above, Mr. Maheswaran’s outstanding equity awards were not granted under a stockholder-approved equity plan. Rather, in accordance with NASDAQ marketplace rules, the awards were approved by the Compensation Committee as an inducement material to Mr. Maheswaran’s entering into employment with the Company. The material terms of these awards, including the vesting dates and events, are described above under “Description of Plan-Based Awards.”
(4)	For Mr. Poe, the options include options awarded to him in his former capacity as Chief Executive Officer and options granted to him after he became a Non-Employee Director in October 2003. For the terms of the options awarded to Mr. Poe as a Non-Employee Director, see “Director Compensation” above. All of Mr. Poe’s outstanding equity awards were cancelled by the Company on March 28, 2007.

(5)	Mr. Franz’s employment with the Company terminated on January 22, 2007. Except as noted below, all of his outstanding stock options at the date of his termination expired on February 22, 2007 without being exercised, as optionees were prohibited from exercising options during the restatement process. Mr. Franz’s outstanding stock options under the 1994 Long-Term Incentive Plan were exercisable until April 22, 2007. At the conclusion of the restatement process in March 2007, we notified him that these 240,000 stock options were being repriced, that is, the exercise price was changed from $5.31 per share to $6.59 per-share (split-adjusted). Mr. Franz exercised all of these options before the expiration date.
(6)	The unvested awards vest in four equal annual installments beginning on the first anniversary of the grant, with the exception of the October 6, 2003 grant to Mr. Poe that had a five-year vesting schedule (see Note (4) above) and the April 3, 2006 performance-vesting option granted to Mr. Maheswaran (see Note (7) below).
(7)	The number of options shown is the maximum number of options that are eligible to become vested pursuant to the award over the six years following the grant date based on the Company’s annual earnings per share growth as compared to annual earnings per share growth of a group of the Company’s peer competitors. For a more detailed description of the performance-based vesting schedule applicable to this award, refer to the description of the award above under “Description of Plan-Based Awards.” The Compensation Committee has determined that none of the award vested on the first vesting date, which occurred in April 2007.
(8)

The unvested portion of this award vested as to 25% of the total number of shares subject to the award on April 3, 2007, with an additional one-sixteenth (1/16th) of the total number of shares scheduled to vest on the first business day of the eighth week of each fiscal quarter thereafter. On April 3, 2007, the first vesting date, 8,933 of the vested shares were withheld to pay the tax liability arising upon vesting. Additional shares will be withheld similarly on subsequent vesting dates. These unvested hares are included in the “Beneficial Ownership of Securities” table on page 14.

(9)	The market value of stock awards reported in Column (h) is computed by multiplying the number of shares of stock reported in Column (g) by $13.24, the closing market price of our common stock on January 26, 2007, the last trading day of fiscal year 2007.

Option Exercises and Stock Vested in Fiscal Year 2007

Our Named Executive Officers did not exercise any stock options during fiscal year 2007. The exercise of stock options was prohibited during the restatement process, which encompassed most of fiscal year 2007, because the Company’s filings with the SEC were not current. No stock awards previously granted to our NEOs became vested during fiscal year 2007.

Nonqualified Deferred Compensation—Fiscal Year 2007

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ deferred compensation balances in the Company’s Executive Compensation Plan during fiscal 2007, and also shows the total deferred amounts for the Named Executive Officers as of January 28, 2007, the end of fiscal year 2007.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions In Last Fiscal Year ($) (1)	Regristrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Maheswaran	67,583	67,583	9,489	—	145,015
Mr. Poe	—	—	—	—	—
Mr. Chukwu	7,005	7,005	213		14,223
Mr. Bennett	9,462	9,462	236	—	19,160
Mr. Franz (2)	42,769	42,769	47,043	65,518	239,227
Mr. King	76,676	14,797	48,462	—	620,756
Mr. Pohlman	158,061	31,612	69,081	—	587,007
Mr. Wilson	31,841	31,841	79,779	—	321,789
Mr. Peterson	64,432	35,803	12,466	—	330,055

(1)	All of the amounts reported as executive and Company contributions in Columns (b) and (c) above are also included as compensation for each NEO in the appropriate Columns of the “Summary Compensation Table—Fiscal Year 2007” above.
(2)	Except for Mr. Franz, the amount in column (f) includes the following amounts that were unvested as of the end of fiscal year 2007: Mr. Maheswaran ($72,508), Mr. Chukwu ($7,112), Mr. Bennett ($9,580), Mr. King ($65,549), Mr. Pohlman ($80,720), Mr. Wilson ($111,022), and Mr. Peterson ($82,700). For Mr. Franz, the fiscal year-end balance does not include the unvested balance of $125,188 that was forfeited upon termination of employment prior to the end of fiscal year 2007.

Executive Compensation Plan

Certain of the NEOs and other key employees may to elect to receive a portion of their compensation on a deferred basis under the Company’s Executive Compensation Plan. Specifically, a participant may elect to defer up to 100% of his or her base salary under the plan. As currently implemented, the Company matches, on a dollar for dollar basis, up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. The Company reserves the right to change the Company contribution formula for any future year. Participants are always 100% vested in their deferrals under the plan and the earnings thereon. Matching contributions are credited each pay period, with each contribution separately vesting 25% per year beginning one year after the contribution. Subject to any accelerated vesting that may apply, upon a termination of a participant’s employment, then-unvested Company contributions will be forfeited. Participants will become fully vested in their plan balances (see note 2 above) upon a termination of the plan or upon a termination of employment due to normal retirement (10 years plan participation or age 59 with 5 years plan participation), death, disability, or involuntary termination within 18 months of a change in control (as defined by the plan). The plan also provides for an additional death benefit, in an amount to be determined by the Committee, if a participant dies while employed.

A participant’s deferrals under the plan (including earnings and matching contributions) are credited with investment gains and losses that mirror investments chosen by the participants from a selection of investment vehicles offered by the third-party plan provider. Amounts credited to participant accounts are not actually invested in these vehicles. The investment gain or loss (expressed as a percentage rate of return) for each of the investment options under the plan for the 12-month period ending January 31, 2007 ranged from -1.72% to 39.26%.

Amounts may generally be deferred until a specified date, retirement, death, disability or termination of employment. Participants may also elect upon initial enrollment to have their account distributed upon a change in control. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of no longer than 20 years. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a participant subject to a 10% early withdrawal penalty. Emergency hardship withdrawals may also be permitted under the plan in the discretion of the Company.

The Company has purchased whole life insurance on the lives of certain current and former participants that is intended to cover a majority of the payments expected to be made under the plan. These policies are held by a grantor trust (“rabbi trust”).

Potential Payments Upon Termination or Change in Control

The following section describes (i) the benefits that may become payable to certain Named Executive Officers (other than former employees Franz and Peterson) in connection with certain terminations of employment and/or a change in control of the Company (as change in control is defined in the various documents giving rise to the benefits) and (ii) the benefits that have become payable to Mr. Peterson in connection with the termination of his employment with the Company on February 9, 2007. Mr. Franz received no severance benefits.

As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to Named Executive Officers (other than Mr. Peterson) under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on January 28, 2007, the last day of fiscal year 2007, and that the price per share of the Company’s common stock is equal to $13.24, the closing price per share on January 26, 2007, the last trading day in fiscal 2007. As described below, if the benefits payable to Mr. Maheswaran in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have (i) assigned no value to the restrictive covenants regarding employment by, or consulting for, competitors and (ii) assumed that Mr. Maheswaran’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. If we had assigned value to the restrictive covenants, the Section 280G excise tax would have been reduced.

Mohan R. Maheswaran Offer Letter

As indicated above, Mr. Maheswaran’s offer letter provides for certain benefits to be paid to him in connection with a termination of employment under the circumstances described below. These severance benefits are conditioned upon Mr. Maheswaran’s execution of a release of claims in favor of the Company and compliance with a one-year non-competition provision.

Termination of Employment Without Cause or For Good Reason. If Mr. Maheswaran’s employment is terminated by the Company without “cause” (and not on account of his death or disability) or by Mr. Maheswaran for “good reason” (as those terms are defined in the offer letter) within thirty days of an event that constitutes good reason, then he will be entitled to: (i) base salary continuation payments for a period of 12 months following termination; (ii) up to 12 months’ of medical, dental, life, and long-term disability insurance (“welfare insurances”), or an after-tax cash equivalent if it is not possible to maintain such coverage; and (iii) to the extent not already vested, vesting of an additional 25% of each of the outstanding equity awards granted on April 3, 2006.

If Mr. Maheswaran had terminated employment with the Company on the last day of fiscal year 2007 under the circumstances described above, then he would have been entitled to the following amounts (pro-rated bonus also pro-rated for length of time he was employed in fiscal year 2007):

Maheswaran Severance Benefits per Offer Letter in $
12 months base salary	400,000
Pro-rated target bonus for year of termination	410,000
12 months (maximum) of welfare insurances	14,460
25% vesting of initial equity awards
restricted stock	331,000
time-vesting options	—
performance-vesting options	—
Total	1,155,460

If within 12 months following a change in control of the Company, Mr. Maheswaran’s employment is terminated by the Company without cause (and not on account of his death or disability) or by Mr. Maheswaran for good reason within thirty days of an event that constitutes good reason (as cause and good reason are defined in the offer letter) then Mr. Maheswaran will be entitled to (i) a bonus for the fiscal year of termination equal to his target bonus, pro-rated from the beginning of the fiscal year to the date of termination; (ii) a lump sum payment equal to two times the sum of his base salary and target bonus; (iii) up to 24 months’ continued welfare plan coverage (or an after-tax cash equivalent if it is not possible to maintain such coverage); (iv) to the extent not already vested, his outstanding equity awards granted on April 3, 2006 would become fully vested; and (v) if any of these benefits is subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.

If Mr. Maheswaran had terminated employment with the Company on the last day of fiscal year 2007 under the circumstances described above, then he would have been entitled to the following amounts (pro-rated bonus also pro-rated for length of time Mr. Maheswaran was employed in fiscal year 2007):

Maheswaran Change-in-Control Benefits per Offer Letter in $
Two times base salary	800,000
Two times target bonus	1,000,000
Pro-rated target bonus for year of termination	410,000
24 months of welfare insurances	28,920
Full vesting of initial equity awards
restricted stock	1,324,000
time-vesting options	—
performance-vesting options	—
Tax gross-up	989,316
Total	4,552,236

Agreement and General Release with Paul D. Peterson

In connection with the termination of his employment with the Company on February 9, 2007, Mr. Peterson entered into an agreement and general release with the Company pursuant to which he became entitled to the following severance benefits: (i) an amount equal to $115,000, which represents six months’ base salary; (ii) an amount equal to $11,503, which represents the cost of six months’ COBRA premiums; and (iii) his bonus for fiscal year 2007, which was ultimately determined to be $82,800.

Equity Incentive Plans

Outstanding equity awards will generally vest on an accelerated basis if, within 12 months following a “change in control”, the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in our equity incentive plans). If our Named Executive Officers who are currently employed had so terminated employment on January 28, 2007 in connection with a change in control of the Company, their outstanding equity awards generally would have become vested in full, the value of which is estimated for each NEO as follows: $1,324,000 for Mr. Maheswaran (included in the table above), zero for Mr. Chukwu who had no equity awards at fiscal year end, and zero for Mr. Bennett, Mr. Pohlman, Mr. Wilson and Mr. King, as none of their unvested options were in-the-money at fiscal year end.

Nonqualified Deferred Compensation Plan

In addition to the benefits described above, upon an NEO’s retirement or other termination of employment, the NEO may be entitled to accelerated vesting of the unvested portion of his Executive Compensation Plan account balance and may receive a distribution from the plan. See the “Nonqualified Deferred Compensation Plan—Fiscal 2007” table above and the related discussion of our Executive Compensation Plan for a description of these deferred compensation payments.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

-	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 28, 2007 with the Company’s management;

-	discussed with the Company’s independent auditor, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended; and

-	received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 28, 2007 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James P. Burra, Chair	Bruce C. Edwards	James T. Lindstrom

INDEPENDENT ACCOUNTANT FEES

In connection with the audit of our financial statements for the fiscal year ended January 28, 2007 and the fiscal year ended January 29, 2006, we entered into engagement letters with Ernst & Young LLP (“EY”) which set forth the terms for EYs performance of the audit services. The agreements provide for alternative dispute resolution and an exclusion of punitive damages. The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2007 and 2006 and for other audit and non-audit services for those years:

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees	$3,172,170	$1,160,882
Audit-Related Fees	0	2,838
Tax Fees	0	3,348
All Other Fees	0	0
Total	$3,172,170	$1,167,058

The amounts in the table include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-US jurisdictions on the amount billed by EY.

Since the SEC rules regarding pre-approval first became effective in 2003, each new audit and non-audit engagement of EY has been approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception contained in the rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY’s performance of these services is compatible with the auditor’s independence.

Audit Fees. This category includes fees for the audit of the Company’s financial statements for fiscal years 2007 and 2006, reviews of the financial statements included in the Company’s Form 10-Qs for those fiscal years, and the audit of management’s assessment of internal control over financial reporting with respect to those fiscal years. For fiscal year 2007, the amount shown also includes $2,126,177 for services related to the review of our historical stock option practices, the audit of the restated financial statements included in our Form 10-K/A and the review of the restated prior period quarterly financial statements included in our FY 2007 Form 10-Qs.

This category also includes other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and include services that generally can only be provided by the Company’s independent accountant, specifically pre-approved assistance with SEC filings and comment letters and with applying financial accounting principles to specific transactions, totaling $0 in fiscal year 2007 and $3,050 in fiscal year 2006.

Audit Related Fees. This category consists of fees for assurance and related services that are traditionally performed by the Company’s independent accountant and are reasonably related to the performance of the audit or review of the Company’s financial statements. For fiscal year 2006, this category represents fees for services in connection with the acquisition of XEMICS SA. This work was pre-approved by the Audit Committee.

Tax Fees. For fiscal year 2006, this category consists of fees for assistance with German tax matters for the Company’s German subsidiary, including review of assessments and filing of returns. This engagement was pre-approved by the Audit Committee.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL

OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.

The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. In accordance with PCAOB Auditing Standard No. 2, all engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

APPROVAL OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2008. Ernst & Young has served as the Company’s independent public accountant since June 2002, replacing Arthur Andersen LLP. Ratification of the independent registered accountant is not required by the Company’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

APPENDIX A

SEMTECH CORPORATION

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

A. Generally—as permitted by the Bylaws of Semtech Corporation (the “Company”), the Board of Directors (“Board”) of the Company has established a standing Nominating and Governance Committee (“Committee”) whose authority and responsibilities are described by this charter (“Charter”).

1.	The purpose of the Committee is to assist the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;

•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees, and committee chairs;

•	developing, overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;

•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

•	overseeing the evaluation of the Board; and

•	taking such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

2.	The Board shall annually appoint the Committee’s Chair and members. The Committee will be composed of no less than three directors, each of whom satisfies the definition of “independent” under the listing standards of The Nasdaq Stock Market (“NASDAQ”).

3.	The Committee shall have the authority to delegate any of its responsibilities to subcommittees consisting of independent members of the Board as the Committee may deem appropriate.

4.	The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

5.	The Committee will be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, and quorum and voting requirements that are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the Bylaws of the Company, or the laws of the State of Delaware.

6.	The Committee will have the authority to engage independent counsel and other advisors as it deems necessary or appropriate to carry out its duties. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any such counsel or other advisors engaged by the Committee. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

7.	The Committee will make reports to the Board on a regular basis and make such recommendations to the Board as the Committee deems necessary or appropriate.

8.	The Committee will consider and make recommendations to the Board concerning the size of the Board, the number and nature of the Board’s committees, member assignments and rotation, and committee chairs.

9.	The Committee will review, discuss and assess periodically the performance and effectiveness of the Board the Committee and the individual directors,. The Committee will receive and consider any self-evaluations of the other Committees and evaluate the need for any restructuring of the committtees.

10.	The Committee will establish policies and procedures to facilitate shareholder communications with the Board and to recommend to the Board appropriate action on any proposal or recommendation received from the Company’s shareholders.

A-1

11.	The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

B. Monitor and Oversee Implementation of Corporate Governance Standards. The Committee shall have the following responsibilities with respect to developing, overseeing the effectiveness of, and recommending changes to the Company’s corporate governance.

1.	The Committee will develop and review periodically the adequacy of the Company’s Corporate Governance Guidelines.

2.	The Committee will prepare and recommend modifications to the Company’s Corporate Governance Guidelines for adoption by the Board.

3.	The Committee will oversee implementation and monitor the effectiveness of the Company’s Corporate Governance Guidelines.

4.	The Committee will evaluate the independence of existing and prospective directors and review the Company’s standards for director independence.

C. Director Nominees. The Committee is responsible for recommending to the Board individuals to be nominees for director. In that regard, the Committee will have the following responsibilities:

1.	The Committee will establish procedures and criteria for the selection of director nominees by the Committee and the Board.

2.	The Committee will identify, screen and recommend to the Board nominees for director. In that connection, the Committee will evaluate candidates proposed for nomination to the Board by shareholders, and will make recommendations to the Board regarding such candidates.

May 2007

A-2

APPENDIX B

SEMTECH CORPORATION

DIRECTOR NOMINATIONS POLICY

The following policy sets forth the procedures and criteria used by the Nominating Committee of the Board of Directors (the “Committee”) of Semtech Corporation (the “Company”) in the identification, evaluation and recommendation of director nominees.

A.	The Committee will observe the following procedures in identifying and evaluating candidates for the Board:

1.	The Committee shall consider that continuing service of qualified incumbents promotes stability and continuity, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who (a) continue to satisfy the criteria for membership on the Board, (b) the Committee believes to continue to make worthwhile contributions to the Board and (c) consent to continue to serve on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service by:

•	considering if the director continues to satisfy the minimum qualifications for director candidates;

•	assessing the performance of the director during the preceding term; and

•	determining whether there exist any special, countervailing considerations against re-nomination of the director.

3.	If the Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term and the Committee finds no reason, including considerations relating to the composition and functional needs of the Board as a whole, why the incumbent should not be re-nominated, then the Committee will propose the incumbent director for re-election.

4.	The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also engage a professional search firm to assist in identifying qualified candidates.

6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will:

•

assemble information on the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the minimum qualifications;

•	determine if the candidate possesses any of the specific qualities or skills that must be possessed by one or more members of the Board by law or listing regulation;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.	It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company’s senior management, and other members of the Board regarding the qualifications and suitability of candidates.

8.	In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will select a candidate who in its view is most suited for membership on the Board.

10.	In making its selection, the Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting.

11.	The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

B	The Committee will use the following criteria in identifying and evaluating candidates for the Board, as the Board believes that its members must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance:

All persons nominated to serve as a director of the Company should possess the minimum qualifications described below. These are only threshold criteria, and the Committee should also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

1.	Integrity. All candidates must be individuals of personal integrity and ethical character.

2.	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

3.	Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

4.	Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

5.	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

6.	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

7.	Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of shareholders. In this regard, the following limitations are imposed on the Company’s directors:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board;

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies; and

•	All other Directors may serve on the boards of no more than four other public companies

8.	Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its shareholders.

9.	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•

at least a majority of the directors serving at any time on the Board are independent, as defined by the relevant Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers (“NASD”) rules;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under NASD rules;

•	at least one of the directors qualifies as an audit committee financial expert under SEC rules;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

10.	Diversity. The Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, and ethnicity.

C.	The Committee will fully and fairly consider, in the same manner in which it considers any other candidate for Board membership, any candidate submitted by a shareholder that adheres to the following procedure, provided however, that in evaluating shareholder-recommended nominees the Committee may consider the size and duration of the recommending shareholder’s equity interest in the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting:

1.	Manner and Address for Submission. All shareholder nominating recommendations must be in writing, addressed to the Company in care of the Secretary at the Company’s headquarters. Submissions must be made by certified mail or commercial courier service (Federal Express, for example). Hand delivered or emailed submissions will not be considered.

2.	Information Concerning the Recommending Shareholders. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

•

If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

3.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

•

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

4.	Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination.

5.	Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company.

6.	Qualifications of the Proposed Nominee. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

7.	Ability to Represent All Shareholders. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

8.	Consent to be interviewed and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

9.	Timing for Submissions Regarding Nominees for Election at Annual Meetings. A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Company’s proxy statement for the annual meeting of shareholders for the current year.

10.	Shareholder Groups. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

Feb 2005

reviewed May 2007

The Board of Directors unanimously recommends a vote “FOR” Proposals 1 and 2:

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

FOR all nominees listed

(except as marked to the contrary)

WITHHOLD AUTHORITY

to vote for the nominees struck through

(1). ELECTION OF DIRECTORS

01 Glen M. Antle

02 W. Dean Baker

03 James P. Burra

04 Bruce C. Edwards

05 Rockell N. Hankin

06 James T. Lindstrom

07 Mohan R. Maheswaran

08 John L. Piotrowski

09 James T. Schraith

Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.

(2). PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent registered public accountant for the current fiscal year

FOR AGAINST ABSTAIN

With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 14, 2007 and the Proxy Statement furnished herewith.

Stockholder’s Signature: Date:

Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

SEMTECH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints Mohan R. Maheswaran and Emeka Chukwu, and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 14, 2007 at 11:00 a.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2.

(Continued and to be Signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE